Exhibit 10.1
OFFICE SPACE LEASE
by and between
OAKMEAD PARKWAY PROPERTIES PARTNERSHIP,
a California general partnership,
as Landlord
and
MELLANOX TECHNOLOGIES, INC.,
a California corporation,
as Tenant
Dated as of September 30, 2008

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(continued)

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Exhibit “A” – Land Description
Exhibit “B” – Floor Plan of the Leased Premises
Exhibit “C” – Acknowledgment of Term Commencement
Exhibit “D” – Option to Extend Term
Exhibit “E” – Construction Rider
Exhibit “F” – Rules and Regulations
Exhibit “G” – Specifications

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OFFICE SPACE LEASE
          THIS LEASE (“Lease”) by and between Landlord and Tenant is dated as of the date set forth in Article I for reference purposes only and shall be effective and binding upon the parties hereto as of the date of the execution hereof by Landlord and Tenant.
          In consideration of the Premises and the rent reserved herein, and of the terms, covenants, conditions, and agreements set forth below, the sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
ARTICLE I.
BASIC LEASE PROVISIONS
          This Article I is intended to supplement and/or summarize the provisions set forth in the balance of this Lease. If there is any conflict between any provisions contained in this Article I and the balance of this Lease, the balance of this Lease shall control.

1.1 DATE OF LEASE	September 30, 2008

1.2 LANDLORD:	Oakmead Parkway Properties Partnership, a California general partnership

1.3 TENANT:	Mellanox Technologies, Inc., a California corporation

1.4 BUILDING:	Address:	(§ 3.1)
350 Oakmead Parkway
Sunnyvale, California 94085-5407

The Building, situated upon that certain real property (“Land”), more particularly described in Exhibit “A,” attached hereto. The parties hereto acknowledge that the Rentable Square Feet of the Building, for multi-tenant occupancy, is Fifty Thousand One Hundred Thirteen square feet (50,113 s.f.).

1.5 PREMISES:	The Premises is located on the first floor of the Building and consists of approximately 25,523 Rentable Square Feet, as depicted in Exhibit “B” attached hereto (“Rentable Area”). The Rentable Area of the Premises has been measured by Landlord’s Architect. The Usable Area of the Premises is 22,890 square feet.	(§ 3.2)

1.6 TERM:	The term (“Term”) of this Lease shall commence when construction of the Tenant Improvements is Substantially Completed, as defined in the Construction Rider, and the Premises are delivered to Tenant, and continue for sixty-six (66) full calendar months beginning with the first day of the month following such delivery (unless such delivery date is the first day of the month).	(§ 4.1)

1.7 LOAD FACTOR:	Eleven and Five-tenths percent (11.5%)	(§ 3.2)

1.8 RENT COMMENCEMENT DATE:	The Rent Commencement Date shall be the date the Term commences.	(§ 6.1)

1.9 MONTHLY RENT	Months of Term Monthly Rent	(§6.2)

01-06	Base Rent & Operating Expense Free
07-18	$57,427.00
19-30	$58,703.00
31-42	$59,979.00
43-54	$61,255.00
55-66	$62,531.00

1.10 BASE YEAR EXPENSE STOP:	The “Base Year Expense Stop” shall be Tenant’s Pro Rata Share of the actual Operating Expenses for the calendar year 2009, with utility costs and janitorial services adjusted for 90% occupancy or the average actual occupancy during the then current year of the Lease, whichever is greater.	(§6.9)

1.11 ADDITIONAL RENT:	“Additional Rent” shall be the amount equal to Tenant’s Pro Rata Share of Operating Expenses in excess of the Base Year Expense Stop and other costs identified in Section 6.4.	(§§ 6.4, 6.5; 6.6; 6.7; 6.8; 6.9)

1.12 TENANT’S PRO RATA SHARE:	Fifty-one percent (51%) subject to adjustment pursuant to Section 6.9.	(§ 6.9 B)

1.13 USE OF PREMISES:	The Premises shall be used for general office, administrative, IT development, server lab, client server and other related legal uses for businesses acceptable to Landlord reasonable discretion. The Premises shall be used solely for the use stated above and for no other use or purpose which is incompatible with a first-class office building without the prior express written consent of Landlord, which consent may be withheld in Landlord’s reasonable discretion.	(§ 11.1)

1.14 SECURITY DEPOSIT:	Tenant shall pay to Landlord $62,531.00 (“Security Deposit”) as a security deposit.	(Art. VII)

1.15 BROKER:	Commercial Property Services represents Landlord and Cornish & Carey Commercial represents Tenant with respect to the subject Lease. Brokers to be paid a leasing commission pursuant to Listing Agreement signed between Landlord and Commercial Property Services.	(§ 29.5)

1.16 ADDRESS FOR NOTICES AND REPORTS:

LANDLORD:	Oakmead Parkway Properties Partnership
c/o Mac Millan Partners, Inc.
333 W. Santa Clara Street, Suite 280
San Jose, California 95113
Attention: Donald H. Mac Millan

TENANT:	The Premises:
350 Oakmead Parkway, Suite 100
Sunnyvale, California 94085-5407
Attention: Director of Finance

1.17 ADDRESS FOR PAYMENTS:		(§ 6.1)

LANDLORD:	Oakmead Parkway Properties Partnership
c/o Mac Millan Partners, Inc.
333 W. Santa Clara Street, Suite 280
San Jose, California 95113
Attention: Donald H. Mac Millan

1.18 PARKING	Subject to the terms and conditions set forth in Section 8.4 hereof, Tenant shall have the right to use at no cost to Tenant, up to 118 parking spaces on a nonexclusive basis, for as long as the 47 parking spaces behind the Building on land that Landlord leases from the Santa Clara Water District remains available to Landlord. If said lease terminates, Tenant shall have the right to use up to 94 parking spaces.	(§ 8.4)
ARTICLE II.
[INTENTIONALLY DELETED]
ARTICLE III.
PREMISES
     3.1 BUILDING. The “Building” is situated upon that certain Land described in Exhibit “A” attached hereto.
     3.2 PREMISES. Landlord leases to Tenant and Tenant hires from Landlord the Premises for the Term and pursuant to all of the terms, covenants and conditions contained herein. Landlord reserves the right to use the exterior walls, floor, and ceiling in, above and below the Premises, and retains the right and duty to install, maintain, use, repair, and replace structural elements and utility equipment, including, but not limited to, pipes, ducts, conduits, wires, and appurtenant fixtures in, under, over, and through the Premises, in locations that will not materially interfere with Tenant’s use of the Premises. The Premises shall contain the approximate number of Rentable Square Feet as specified in Section 1.5 hereof. The “Rentable Area” has been computed by multiplying the Usable Area by the Load Factor set forth in Section 1.7 hereof. Throughout the term, the Load factor shall be eleven and five-tenths percent (11.5%).
     3.3 [INTENTIONALLY DELETED.]
     3.4 COMMON AREA. The term “Common Area” means (i) the entire area within the Building and the Land, excluding the Premises and other space leased to other tenants for their exclusive use and (ii) other areas which service the Building (such as off-site parking) designated by Landlord for the common use or benefit of Landlord, Tenant, other tenants, and their customers, invitees, officers, agents, and employees. The Common Area shall include, but not be limited to: exterior walls, roofs, patios, utility rooms (including first floor electrical room and data/telephone room), landscaping, service areas, lighting, elevators, stairways, driveways, the entry plaza area of the Building, walkways, curbs, hallways, restrooms, drinking fountains, mail area, lobby areas, trash receptacles, all areas used for utility systems, including heating, venting, air conditioning (“HVAC”), plenums, and any parking area that Landlord may provide from time to time.

     3.5 EASEMENT. Landlord reserves to itself the right, from time to time, to grant such easements, rights-of-way and dedications affecting all or any part of the Building (other than the Premises) or Land as Landlord deems necessary or desirable, including changing the property lines of the Building (other than the Premises) or Land and granting rights-of-way and rights of ingress and egress and similar rights over, across, and upon the Building or Land. Tenant shall execute, acknowledge and deliver to Landlord any documents which Landlord determines are necessary to effectuate the purposes of this Section within five (5) days after Landlord’s written request.
ARTICLE IV.
TERM AND CONDITION PRECEDENT
     4.1 TERM. The Term of this Lease shall be sixty-six (66) full calendar months plus any initial partial month of the Lease shall commence on the date (“Term Commencement Date”) of Landlord’s delivery of possession of the Premises, “Substantially Complete” (as defined in the Construction Rider), provided Landlord has delivered to Tenant at least thirty (30) days notice of the estimated date of such delivery, and shall expire, unless sooner terminated in accordance with this Lease, upon expiration of the Term (“Expiration Date”). Landlord shall prepare, certify by Landlord’s signature and deliver to Tenant a written statement certifying the date of delivery of possession of the Premises. If the Term Commencement Date is on a day other than the first day of a calendar month, the Expiration Date of this Lease shall be adjusted to extend the Term by the number of days as if the Term had commenced on the first day of the month next succeeding the partial month. Upon Landlord’s request, Tenant shall execute an “Acknowledgment of Term Commencement,” in the form attached hereto as Exhibit “C”. Tenant may extend the Term pursuant to the provision of Exhibit D, attached hereto.
     4.2 [INTENTIONALLY DELETED.]
     4.3 HOLDING OVER. In the absence of a written agreement to the contrary, any holding over after the end of the Term, with the consent of Landlord, shall be construed to be a tenancy from month-to-month, and shall be terminable upon thirty (30) days written notice given by either Landlord or Tenant. The rent for any such month-to-month tenancy shall be in an amount equal to one hundred and twenty five percent (125%) of the Monthly Rent at lease maturity during the first sixty days after lease maturity, which will increase to one hundred and fifty percent (150%) of the Monthly Rent at lease maturity thereafter, plus all other charges payable hereunder, including, but not limited to, the Additional Rent required to be paid under this Lease. All other terms of this Lease shall apply to any such month-to-month tenancy. In addition to paying Landlord the increased Monthly Rent, Tenant shall defend, indemnify and hold Landlord harmless from and against all claims, liability, damages, costs or expenses, including reasonable attorneys’ fees and the costs of defending the same, incurred by Landlord and arising directly or indirectly from Tenant’s failure to timely surrender the Premises, including (a) any rent payable by or any loss, cost, or damages, including lost profits, claimed by any prospective tenant of the Premises, and (b) Landlord’s damages as a result of such prospective tenant’s rescinding or refusing to enter into the prospective lease of the Premises because of or related to Tenant’s failure to timely surrender the Premises.

     4.4 CONDITION PRECEDENT. The parties’ obligations hereunder are expressly conditioned upon the satisfaction (or express written waiver by the party to whom the benefit of the condition runs) of the following conditions precedent; if so requested by Landlord, on or before the Term Commencement Date, delivery to Landlord of certified copies of Tenant’s Articles of Incorporation, Certificate of Good Standing and a resolution of Tenant’s Board of Directors, certified by the corporate secretary of Tenant, authorizing or ratifying the execution of this Lease by Tenant, and/or such organizational documents as Landlord may reasonably request to review, if Tenant is a partnership, limited liability company or other entity, and Landlord’s approval of such organizational documents on or before the date the Lease is executed by Landlord.
     4.5 FAILURE OF CONDITION. The condition precedent specified in Section 4.4 hereof run to the benefit of Landlord. If the condition precedent specified in Section 4.4 is not satisfied by the date specified in Section 4.4, and the time period for the satisfaction of the condition is not extended or waived in writing by Landlord, then Landlord shall have the right to terminate this Lease in writing and neither Landlord nor Tenant shall have any further obligations hereunder, except for Tenant’s indemnity obligations hereunder and Tenant shall reimburse Landlord for all costs and expenses expended by Landlord to prepare the Premises for delivery to Tenant.
ARTICLE V.
POSSESSION
     5.1 CONDITION OF PREMISES. Subject to the terms of “Construction Rider” attached hereto as Exhibit E and made a part hereof, Landlord represents and warrants that on the Term Commencement Date the Building and Building systems and subsystems (including the HVAC) shall be in good working order, and not in violation of any government codes or regulations including Title 24 and the accessibility requirements of the Americans with Disabilities Act, and the Premises, Building and Land are not in violation of any laws regarding dangerous, toxic or hazardous conditions or materials. As of the Term Commencement Date, Tenant has also conducted Tenant’s own investigation of the Premises and the physical condition thereof, including accessibility and location of utilities, improvements, and existence of Hazardous Materials which are reasonably observable, and that Tenant is familiar with the condition of the Premises. Other than those in this section, Landlord has made no express, implied or other representations of any kind in connection with soil, improvements, or physical conditions on the Premises, Building or Land or affecting the Premises, Building or Land, and that Tenant has relied solely on Tenant’s own inspection and examination of such items. Tenant understands, acknowledges and hereby expressly assumes the risk that the Premises, Building and Land may be subject to earthquake, fire, floods, erosion and high water table. Landlord shall have no responsibility or liability with respect to any of these occurrences or conditions. The terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind. The Monthly Rent, and the terms and conditions set forth herein, reflect the fact that Tenant shall have the benefit of, and except as stated herein, is not relying upon, any statements, representations, or warranties whatsoever made by or enforceable directly or indirectly against Landlord relating to the condition, operations, dimensions, descriptions, soil condition, environmental condition, suitability, or any other attribute or matter of or relating to the Premises, Building or Land but that Tenant is relying solely upon its own investigation of the same. Tenant acknowledges that Landlord has provided Tenant with a full opportunity to inspect the Premises, including, but not limited to, the opportunity to conduct such tests and audits of the Premises as Tenant has deemed necessary in connection with the lease of the Premises. If Landlord obtains or has obtained or provides Tenant with the services, opinions, or work product of surveyors, architects, soil engineers, environmental audits, engineers, title insurance companies, governmental authorities, or any other person or entity with respect to the Premises, Tenant and Landlord agree that Landlord shall do so only for the convenience of both parties, and the reliance by Tenant upon any such services, opinions, or work product shall not create or give rise to any liability of or against Landlord.
     5.2 DELIVERY OF POSSESSION. The Term Commencement Date as used in this Lease shall mean the date that Landlord has delivered or is prepared to deliver possession of the Premises to Tenant Substantially Complete pursuant to the Construction Rider and Section 4.1 above; provided, however, Landlord shall not be obligated to deliver actual possession of the Premises to Tenant until Landlord has received from Tenant all of the following: (i) the first monthly installment of the Monthly Rent and the Security Deposit which shall be due upon mutual execution of this Lease; (ii) executed copies of policies of insurance or certificates or binders thereof as required under Article X; and (iii) satisfaction or waiver of the conditions precedent to this Lease in accordance with Section 4.4 hereof. Tenant shall pay to Landlord, upon its execution of this Lease, the sums specified in sub-paragraph (i) above. If Landlord does not actually deliver possession of the Premises to Tenant because one (1) or more of the above items are not received by Landlord, the Term Commencement Date, Expiration Date and Rent Commencement Date shall not be delayed thereby.
ARTICLE VI.
RENT
     6.1 GENERAL PROVISIONS. As used herein, “rent” shall mean “Monthly Rent” and “Additional Rent,” all as hereinafter defined. Unless provided herein to the contrary, Tenant shall pay all rent to Landlord in advance on or before the first day of each month of the Term at the address provided in Section 1.17 hereof, commencing upon the Rent Commencement Date and until the Expiration Date. All rent shall be paid to Landlord in lawful money of the United States of America, without demand therefor, and without deduction, offset or abatement of any kind, except as may be expressly provided for hereafter. Rent for any partial month, shall be prorated on the basis of actual days elapsed. There shall be no rent reduction, offset or abatement of any kind for any deviation in measurements specified for the Premises in Section 1.5 from the actual measurements of the Premises.
     6.2 MONTHLY RENT. Tenant shall pay all sums specified in Section 1.9 as “Monthly Rent,” to Landlord in advance on the first day of each month from the Rent Commencement Date until the Expiration Date pursuant to the terms of this Lease.
     6.3 [INTENTIONALLY DELETED.]

     6.4 ADDITIONAL RENT. All amounts which Tenant is required to pay to Landlord under this Lease, except for the Monthly Rent, shall be treated as “Additional Rent,” and shall be paid when due as provided herein. Additional Rent shall include, but not be limited to, Operating Expenses, Real Estate Taxes, costs of insurance incurred by Landlord (“Landlord’s Insurance”) and Utility Expenses in excess of the Base Year Expense Stop for these items, and any after-hours and all extraordinary costs of all utilities, maintenance repairs, taxes and services provided to the Premises, unless Tenant is billed for such utilities directly by the provider of such services.
     6.5 OPERATING EXPENSES. “Operating Expenses” shall include all costs and expenses incurred by Landlord in owning, operating, managing, repairing and replacing the Building and Common Area, including, but not limited to, all costs and expenses of: (i) Landlord’s Insurance, whether or not required by any Landlord’s Lender; (ii) pest control, cleaning of exterior windows, cleaning, sweeping, striping, painting, resurfacing, repaving, seal coating, disposing of refuse, inspecting, planting and landscaping (including, but not limited to, tree trimming and plants located within the Building) for the Building (exclusive of the Premises and any other premises used exclusively by another tenant) and Common Area; (iii) providing janitorial services for the Building’s Common Area and the Building’s individual suites (including the Premises), including, but not limited to, the cost of uniforms, equipment and employment taxes; (iv) providing, at the sole discretion of Landlord, security, including, but not limited to, electronic intrusion and fire control devices, card key access systems, parking lot attendants, guards and any attendant costs of such guards and telephonic alert system devices; (v) complying with all Regulations, as defined in Section 11.2 hereof, and any requirements of Landlord’s Lender, including, but not limited to, improvements or changes required by any current or future Regulations or Landlord’s Lender; (vi) fees for permits and licenses; (vii) attorneys’ and accountants’ fees and disbursements; (viii) court costs (except if involving disputes with other tenants); (ix) replacing and maintaining floors, carpeting, artwork, non-structural walls, hallways, roofs, stairways, elevators, signage for the Building, including, but not limited to, any monument signs (exclusive of the Premises and any other premises used exclusively by another tenant), gutters, pay telephones, downspouts, building service, elevator and escalator service (if any), electrical, lighting, mechanical, plumbing, heating, air conditioning and ventilating equipment and systems, sidewalks, landscaping, drainage, equipment, fixtures, hot water heater, including all labor and materials costs and equipment rental fees, and any other replacement of capital improvements and a reasonable amortization of capital expenditures together with interest on the unamortized balance at the rate of ten percent (10%) per annum; (x) replacement reserves for non-structural elements; (xi) any other expenses of any kind whatsoever which would reasonably or customarily be included in managing, operating, maintaining, repairing and replacing non-structural items in office buildings in the location in which the Building is situated; (xii) Cost Savings Capital Improvement Amortization (defined below); (xiii) a property management fee as described herein; (xiv) Real Estate Taxes and Utility Expenses, as defined below; (xv) Landlord’s Insurance, as defined below, and (xvi) parking cost for 47 parking spaces leased from Santa Clara Water District (“SCWD”) pursuant to Section 8.4 below. Landlord may establish reasonable reserves for maintaining the Building and Common Area, and for the repair and replacement of improvements in the Building and Common Area, and may include the reserves as Operating Expenses, provided that when the reserves are actually used, the expenditure of the reserves shall not be considered Operating Expenses. Landlord shall be paid a management fee as part of the Operating Expenses equal to three percent (3%) of the gross rentals from the Building for administration of the Building. In lieu of this management fee, Landlord may employ a management organization, including an affiliate of Landlord, in which event Operating Expenses shall include its fee, which may exceed such limitation. Operating Expenses shall be adjusted to reflect ninety percent (90%) occupancy of the Building during any period in which the Building is not one hundred percent (100%) occupied. Notwithstanding the foregoing, Operating Expenses shall not include the following: (i) any ground lease rental for the Land (SCWD lease rentals described in (xvi) above shall be included); (ii) costs, including permit, license and inspection costs, incurred with respect to the installation of tenant or other occupants’ improvements in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building; (iii) marketing costs, including without limitation, leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building; (iv) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building; (v) costs incurred by Landlord due to the violation by Landlord of the terms and conditions of any lease of space in the Building; (vi) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis; (vii) Landlord’s general corporate overhead and general and administrative expenses; (viii) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (ix) advertising and promotional expenditures, and costs of signs in or on the Building identifying the owner of the Building or other tenants’ signs; (x) tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or to file any tax or informational returns when due; (xi) costs for which Landlord has been compensated by a management fee, and any management fees in excess of those management fees which are normally and customarily charged by landlords of comparable buildings; (xii) costs arising from the negligence or fault of Landlord or its agents, or any vendors, contractors, or providers of materials or services selected, hired or engaged by Landlord or its agents including, without limitation, the selection of building materials; (xiii) costs arising from Landlord’s charitable or political contributions; (xiv) costs arising from defects in the base, shell or core of the Building, improvements installed by Landlord or repair thereof; (xv) costs (including in connection therewith all attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitration pertaining to Landlord, other tenants and/or the Building; (xvi) costs associated with the operation of the business of the corporation which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs of any disputes between Landlord and its employees (if any) not engaged in Building operation, disputes of Landlord with Building management, or outside fees paid in connection with disputes with other tenants; (xvii) any entertainment, dining or travel expenses for any purpose; (xviii) any flowers, gifts, balloons, etc., provided to any entity whatsoever, including, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents; (xix) the cost of any “tenant relations” parties, events or promotion not consented to by Tenant in writing; (xx) “in-house”

legal and/or accounting fees; or (xxi) the costs of addressing any environmental condition (not caused by Tenant, its employees, agents, contractors, vendors, guests, or invitees) on or in the Land, Building, or Premises.
     6.6 REAL ESTATE TAXES. “Real Estate Taxes” shall include all real estate taxes, and all assessments (whether general, special, ordinary or extraordinary), possessory interest, improvement bonds, license fees, commercial rental taxes, sewer and water rents and other levies, fees and charges of every kind imposed by any authority having the direct or indirect power to so tax, levy or assess (including, without limitation, any charges, assessments, or levies imposed by any city, state or federal government, or any school, water, agricultural, sanitary, fire, street, drainage or other improvement or special assessment district) which: (i) relate in any way to the Building and/or Common Area, to its operation, or to the possession, ownership, occupancy, use, repair, restoration or construction of the Building and/or Common Area, or any part thereof, or to the services provided Tenant, or to Landlord’s gross receipts or revenues from the Building and/or Common Area, or to Landlord’s legal or equitable interest in the Building and/or Common Area; (ii) are imposed for a service, use or right not charged prior to June 1, 1978, or if previously charged, has been increased since such date; (iii) are imposed by reassessment, are added to a tax or charge or otherwise as a result of (a) construction of improvements, (b) a transfer, either partial or total, of Landlord’s interest in or the beneficial ownership of the Building and/or Common Area, or (c) this transaction, this Lease, the leasehold created hereby, or any modifications or transfer of this Lease; (iv) are interest on installment payments of Real Estate Taxes; (v) are any cost and/or fee (including without limitation attorneys’ and appraisers’ fees and costs) that are incurred by Landlord in calculating, contesting or negotiating Real Estate Taxes; (vi) are levied on, assessed against, or measured by, either gross or net amounts paid or discharged by Tenant; and/or (vii) all sales, use, occupancy or documentary transfer taxes which may be imposed upon Landlord or Tenant resulting from or related to the acquisition, leasing, subleasing, sale, assignment or use of the Building and/or Common Area, or any portion thereof. Throughout the Term, Real Estate Taxes shall also include any tax, fee, levy, assessment or charge that is in addition to or in substitution for (whether partially or totally) any tax, fee, levy, assessment or charge that is included within the definition of “Real Estate Taxes” as set forth above. Tenant hereby waives any right to negotiate or contest any Real Estate Taxes.
     Landlord shall have the right to contest the validity, applicability, and/or amount of any Real Estate Taxes by appropriate proceedings and the cost of such contest, net of recoveries, shall be included within Real Estate Taxes.
     6.7 PROPERTY INSURANCE MAINTAINED BY LANDLORD. During the Term, “Landlord’s Insurance” shall include the cost of “all risks” property insurance on the Building and Common Area and on fixtures and equipment located therein and owned by Landlord, policies of commercial general liability insurance covering the Building and Common Area, and other policies of insurance Landlord or its lender determine to be commercially reasonable. “All risks” property insurance shall mean insurance against loss or damage by fire, vandalism, malicious mischief and such other casualties as are included in extended coverage, including flood coverage, in an amount equal to up to one hundred percent (100%) of the full replacement cost thereof (including foundations and excavations), with an inflation rider and rental loss insurance, at Landlord’s option, in an amount equal to up to twelve (12) months rent. If Landlord elects to separately insure Tenant and so notifies Tenant, Tenant shall, within ten (10)

days after Tenant receives Landlord’s written demand therefor, reimburse Landlord in full for the total cost of such insurance on the Premises as calculated by Landlord, without regard to any deductible amount or retention amount in the event of loss, whether or not Landlord shall choose to maintain a deductible amount or a retention amount. Landlord shall have no obligation to insure Tenant’s Property (as defined in Section 14.1 of this Lease). The cost of any such insurance and any deductible amount or retention amount in the event of loss, whether or not Landlord shall choose to maintain a deductible amount or retention amount for its own account, shall be an Operating Expense, and Tenant shall pay such cost in accordance with the terms of Article VI hereof. Notwithstanding the foregoing, Tenant shall bear the full cost of any deductible if Tenant, or any of its agents, employees, guests, invitees or licensees, is the cause of an insurable event. Landlord shall ensure that there is a separate meter for electricity for the air-conditioning for the server and lab rooms, as part of the Tenant Improvements under the Construction Rider.
     6.8 UTILITY EXPENSES. “Utility Expenses” shall include all costs and expenses for utilities furnished to the Building and Common Area, including, but not limited to, telecommunications, electricity, water, gas and sewer, unless any such services are included in the Real Estate Taxes.
     6.9 PAYMENT OF OPERATING EXPENSES.
          A. Estimate and Payment. Tenant shall pay to Landlord, as Additional Rent, pursuant to this Section 6.9, the amount by which Tenant’s Pro Rata Share, as defined below, of actual Operating Expenses, Real Estate Taxes, Landlord’s Insurance and Utility Expenses (collectively referred to in this Section 6.9 as “Operating Expenses”) exceeds the Base Year Expense Stop for these items. After the first twelve (12) full calendar months of the Term, Landlord may give Tenant written notice of Landlord’s estimate of the amount (“Estimated Operating Expenses”) by which Tenant’s Pro Rata Share of actual Operating Expenses will exceed the Base Year Expense Stop, for the remaining calendar year (prorated for the remainder of such calendar year based on a 365 day year). After each calendar year, and from time to time in any calendar year if Landlord reasonably determines that there will be a notable adjustment in Operating Expenses during such year, Landlord may deliver notice to Tenant of new Estimated Operating Expenses for the such calendar year. Each such notice shall identify the amounts of Estimated Operating Expenses that should be paid monthly until the next notice of Estimated Operating Expenses is delivered to Tenant by Landlord, including beyond the calendar year for which such estimate was calculated. Upon receiving an Estimated Operating Expenses notice from Landlord, Tenant shall thereafter pay Landlord the monthly Estimated Operating Expenses identified therein on the first (1st) day of each month concurrently with the payment of each month’s Monthly Rent. Landlord will provide Tenant with annual pro forma estimates of these expenses.
          B. Tenant’s Pro Rata Share. For purposes of calculating Tenant’s Pro Rata Share of Operating Expenses, “Tenant’s Pro Rata Share” shall be a fraction, the numerator of which is the Rentable Area of the Premises, as determined by Landlord’s Architect, and the denominator of which is the Rentable Square Feet of the Building. The parties hereto acknowledge that the Rentable Square Feet of the Building is the amount indicated in Section 1.4 of this Lease.

          C. Annual Adjustment. Within ninety (90) days after each calendar year in which the sum of Tenant’s Pro Rata Share of actual Operating Expenses exceeds the amount of the Base Year Expense Stop, or Tenant pays Estimated Operating Expenses, Landlord shall furnish Tenant with a statement (“Landlord’s Operating Statement”) showing in reasonable detail: (i) Tenant’s Pro Rata Share of the actual Operating Expenses for the previous calendar year; and (ii) the total sum of Tenant’s payments of Estimated Operating Expenses for the previous calendar year. If Tenant’s Pro Rata Share of the actual Operating Expenses for the previous calendar year exceeds the Estimated Operating Expenses for that calendar year paid by Tenant, then Tenant shall pay the deficiency within thirty (30) days after receipt of the Landlord’s Operating Statement, which obligation shall survive any termination or expiration of this Lease. If the Estimated Operating Expenses for the calendar year paid by Tenant exceeds Tenant’s Pro Rata Share of the actual Operating Expenses for that period, then the excess shall be credited against Tenant’s Pro Rata Share of future Operating Expenses or paid to Tenant within ten (10) days after the date of Landlord’s Operating Statement, if such excess was paid by Tenant in the last year of the Term of the Lease.
          D. Contest. Tenant shall have the right to contest the amount of actual Operating Expenses; provided, however, that Tenant shall have paid the Operating Expenses, as specified in Landlord’s Operating Statement, to Landlord within ten (10) days after Tenant’s receipt of Landlord’s Operating Statement. In the event of such contest, the Operating Expenses shall be audited by a certified public accountant or professional auditor selected by Landlord and paid on an hourly basis with no contingency or percentage commission. Tenant shall pay for all costs of the audit. If actual Operating Expenses, as determined by the audit, are ninety-five percent (95%) or more of the amount specified in Landlord’s Operating Statement, then Tenant shall reimburse Landlord for all costs and expenses Landlord incurred as a result of, or related directly or indirectly to, the contest or conducting the audit. If actual Operating Expenses, as determined by the audit, are less than ninety-five percent (95%) of the amount specified in Landlord’s Operating Statement, then Tenant shall receive a credit for the amount of Operating Expenses that Tenant has overpaid against Tenant’s Pro Rata Share of future Operating Expenses (and Landlord shall be responsible for the costs of the audit). Notwithstanding anything contained herein to the contrary, Tenant shall be deemed to have accepted and approved the accuracy of Landlord’s Operating Statement if Tenant does not furnish Landlord with a written statement contesting the amount of actual Operating Expenses within thirty (30) days after Tenant’s receipt of Landlord’s Operating Statement.
     6.10 COST SAVINGS CAPITAL IMPROVEMENT. “Cost Savings Capital Improvement” shall mean any equipment, device or other improvement acquired subsequent to the Term Commencement Date of the Lease: (i) to achieve economies in the operation, maintenance and repair of the Building or Common Area; (ii) to comply with any Regulation; or (iii) to comply with any other governmental requirement with respect to the air quality, health, safety or construction requirements, if the cost thereof is capitalized on the books of Landlord in accordance with generally accepted accounting practices. “Cost Savings Capital Improvement Amortization” shall mean the amount determined by multiplying the actual costs, including financing costs, of each Cost Savings Capital Improvement acquired by Landlord, by the constant annual percentage required to fully amortize such cost over the useful life of the Cost Savings Capital Improvement (as reasonably determined by Landlord at the time of acquisition). The Cost Savings Capital

Improvement Amortization shall be allocated and charged to Tenant in accordance with generally accepted accounting and management practices and as an amount per square foot of rentable area.
     6.11 PERSONAL PROPERTY TAXES. Tenant shall pay directly, prior to delinquency, any and all taxes and assessments levied or assessed during the Term upon or against (i) Tenant’s Property, furniture, equipment, and any other personal property installed or located in the Premises and (ii) all Alterations, as defined in Section 13.1 hereof, including all additions, betterments, or improvements of whatever kind or nature made by Tenant to the Premises, that are separately assessed or cause the assessment for the Premises to be greater than it would have been with standard tenant improvements and no Alterations. Whenever possible, Tenant shall cause Tenant’s Property and all such other property to be assessed and billed separately from the real property of Landlord. If Tenant’s Property and such other property is assessed and taxed with Landlord’s property, Tenant shall pay one hundred percent (100%) of such taxes within ten (10) days after receiving a statement delineating the amount of such taxes owed by Tenant. If any governmental authority requires a tax to be paid by Tenant, but collected by Landlord for and on behalf of such governmental authority, then Tenant shall pay, at the election of Landlord, one-half (1/2) or one-twelfth (1/12th) of the annual amount of such tax to Landlord semi-annually or monthly, as the case may require, in advance with the Monthly Rent payment.
ARTICLE VII.
SECURITY DEPOSIT
     7.1 SECURITY DEPOSIT. Tenant shall pay Landlord the Security Deposit upon execution of this Lease. Tenant shall not be entitled to any interest on the Security Deposit.
     7.2 USE OF SECURITY DEPOSIT. If Tenant breaches or fails to perform any of Tenant’s obligations under this Lease, Landlord shall have the right, but not the obligation, to use or retain all or any part of the Security Deposit to cure the breach or failure of performance, and to compensate Landlord for any damages sustained by Landlord, including, but not limited to payment of: (i) delinquent rent; (ii) interest on delinquent rent; (iii) late charges on delinquent rent; (iv) the cost of performing any of Tenant’s obligations under this Lease; (v) the cost of repairing damages to the Premises; (vi) the cost of cleaning, maintaining, repairing, restoring or reletting the Premises; (vii) attorneys’ and accountants’ fees and disbursements and court costs; (viii) brokerage commissions and finders’ fees; and, (ix) interest on any and all of the above at the “Remedy Rate” from the date due until paid; provided, however, that retention of all or any part of the Security Deposit shall not affect Tenant’s obligations under this Lease or Landlord’s other rights and remedies provided at law, in equity, or under this Lease. If any portion of the Security Deposit is used as provided for in this Section, then within five (5) days after written demand by Landlord, Tenant shall deposit with Landlord sufficient cash to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be an Event of Default under this Lease.
     7.3 SECURITY INTEREST. Tenant hereby grants Landlord a security interest in the Security Deposit and in all additions thereto, substitutions therefor and proceeds thereof, including proceeds of proceeds, for the purpose of securing all of Tenant’s obligations of the Premises (“Secured Obligations”). Tenant hereby agrees to execute and deliver on demand, and hereby irrevocably constitutes and appoints Landlord the attorney-in-fact of Tenant to execute, deliver and, if appropriate, to file with the appropriate filing officer or office, such security agreements, financing statements or other instruments as Landlord may request or require in order to impose, perfect or continue the lien or security interest hereof more specifically thereon and Tenant shall pay, as Additional Rent, all filing fees and costs in connection therewith, and shall pay all costs and expenses of any record searches for financing statements Landlord may require. Tenant covenants that Tenant shall not lease, sell, convey or in any manner transfer or encumber any of its interest in the Security Deposit or any interest therein. Upon Tenant’s default with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of any rent, Landlord shall have all rights and remedies of a secured party under California’s Uniform Commercial Code, as well as other rights and remedies available at law or in equity, and Landlord may also invoke any of the remedies provided in the Lease.
     7.4 REFUND AND TRANSFER. If Tenant fully and faithfully performed all of Tenant’s obligations under this Lease then, upon the Expiration Date (or upon the earlier termination without Tenant’s fault) and after Landlord has inspected the Premises, has cleaned and repaired any damage, and has received invoices for such repair or cleaning costs, if any, Landlord shall return the Security Deposit or any balance thereof to Tenant. Landlord’s return of the Security Deposit, or that portion remaining after deduction, to one of the individuals comprising Tenant shall constitute Landlord’s fulfillment of Landlord’s obligations under this Section 7.4, and Landlord shall be automatically released from any and all further liabilities, obligations, costs, expenses, demands, causes of action, claims or judgments, arising from or growing out of, or connected with the Security Deposit. If requested, Tenant shall execute a form of release and such other documentation as may be required to further effect the provisions of this Section 7.4. Landlord may transfer the Security Deposit, or that portion remaining after any deduction, to Landlord’s successor-in-interest, and shall upon such transfer be discharged from any further liability with respect to the Security Deposit. Tenant expressly waives the provisions of Section 1950.7 of the California Civil Code, as amended or recodified from time to time, relating to Landlord’s obligations in connection with security deposits.
ARTICLE VIII.
USE AND MAINTENANCE OF THE COMMON AREA
     8.1 MAINTENANCE OF COMMON AREA. Landlord, at all times, will maintain the Common Area in good condition and repair. Landlord shall have the right from time to time to: (i) make reasonable additions to or changes in, and deletions from the Common Area; (ii) enter into, modify, and terminate easements, licenses, and other agreements pertaining to the use and maintenance of the Common Area; and (iii) perform any other acts in and to the Common Area that Landlord reasonably deems appropriate. Notwithstanding the foregoing, Landlord shall not incur any liability to Tenant, its employees, agents, customers or invitees as a result of any failure of any security system installed on the Building and the Land or any security procedure instituted at the Building, unless such failure is the result of the willful misconduct of Landlord or any of its employees. Landlord makes no representations or warranties concerning the ability of Landlord, its employees, agents, contractors or subcontractors to maintain the Building and the Common Area in a secure fashion. Tenant hereby waives its right to recover from Landlord and Landlord’s officers, directors, shareholders, employees, licensees, invitees and agents any and all damages, losses, liabilities, costs or expenses whatsoever (including attorney’s fees and costs) and claims therefor, known or unknown or foreseen or unforeseen, arising from or related to any failure of Landlord or Landlord’s officers, directors, shareholders, employees, licensees, invitees or agents to provide a safe and secure Common Area or Building. Tenant expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
     8.2 TENANT’S USE OF COMMON AREA. Landlord hereby grants to Tenant, for the Term, subject to the terms of this Lease, a nonexclusive right to use the Common Area. Such right of use is limited solely to the ingress and egress of customers, invitees, employees and licensees of Tenant, in common with other occupants and tenants of the Building, to and from the Premises and the public streets adjacent to the Building, for both vehicular and pedestrian traffic and for the parking of vehicles in accordance with Section 8.4 hereof. The Common Area shall be used and maintained pursuant to this Article.
     8.3 COMPLIANCE WITH LANDLORD’S RULES AND REGULATIONS. Landlord has established reasonable rules and regulations (“Rules and Regulations”), which are attached hereto as Exhibit F, for the management, safety, care and cleanliness of the Building and for the convenience of all occupants and tenants of the Building. Tenant, together with all other persons entering or occupying the Premises at Tenant’s request or with Tenant’s permission, including but not limited to Tenant’s invitees and customers, shall comply with the Rules and Regulations and any violation thereof shall be a default under this Lease by Tenant. Landlord reserves the right to amend the Rules and Regulations at any time and from time to time.
     8.4 PARKING. Tenant shall only have the right to use the number of parking spaces specified in Section 1.18 hereof. The automobiles and other motor vehicles of Tenant, its employees, agents, invitees, guests, contractors and subcontractors shall be parked only in areas designated by Landlord, and Landlord shall have the right to remove the vehicles of Tenant or any of its employees, agents, invitees, guests, contractors or subcontractors found in an area not designated by Landlord, without liability of any kind for such act on the part of Landlord, its employees or agents. Tenant acknowledges that the forty seven (47) parking spaces behind the Building that Landlord is making available to Tenant on a non exclusive basis are located on property being leased by Landlord from the SCWD (“SCWD Lease”) and that the SCWD Lease is currently scheduled to expire by its terms on February 28, 2013. Landlord shall make commercially reasonable efforts to extend the SCWD Lease an additional five (5) years.
     8.5 NO OBSTRUCTION. Tenant shall not obstruct any portion of the Common Area by placing or allowing any item on it, including without limitation, newspaper racks, bicycle stands, merchandise, refuse or other materials.

ARTICLE IX.
SERVICES
     9.1 LANDLORD’S OBLIGATIONS. Landlord shall provide janitorial service five (5) days per week to the Building (including the Premises and any other premises used by other tenants) and the Common Area, generally consistent with that furnished in other first class office buildings in the area in which the Building is located, and window washing as determined by Landlord. Landlord makes no representation with respect to the adequacy or fitness of the air conditioning or ventilation equipment in the Building to maintain temperatures which may be required for, or because of, any equipment of Tenant, other than normal fractional horsepower office equipment, and Landlord shall have no liability for loss or damage in connection therewith. Landlord’s obligations set forth in this section shall constitute Operating Expenses as more fully described in Section 6.5 hereof. Landlord agrees to provide additional air-conditioning and electricity for the operation of the server and loft rooms.
     9.2 DIRECT CHARGE FOR ADDITIONAL AND EXTRAORDINARY SERVICES. Landlord may impose a reasonable charge for the usage of any janitorial services required to the Common Area because of any non-building standard improvements in the Premises, the carelessness of Tenant, the nature of Tenant’s business (including the operation of Tenant’s business other than during normal business hours) and for the removal of any refuse and rubbish from the Premises. The standard Building hours shall be 7:30 a.m. to 6:00 p.m., Monday through Friday. Landlord may impose a reasonable charge for after hours usage of the Building and/or Premises by Tenant.
          Landlord shall install a separate HVAC system for Tenant’s IT room and lab rooms and a meter to monitor electrical use for data system and lab rooms and for said HVAC system and will bill Tenant every three months the cost for its electrical usage. Also, maintenance costs on said separate HVAC system will be billed to Tenant as such costs arise.
     9.3 LIMITATION ON LANDLORD LIABILITY. Landlord shall not be liable for any failure to furnish any services or utilities to the Building (including the Premises and/or the Common Area), when such failure is caused by acts of God, accidents, breakage, repairs, strikes, boycotts, war, riot, civil commotion or insurrection, national or public emergency, a condemnation or taking, damage or destruction of the Building or Premises, lockouts, other labor disputes, in order to make repairs, alterations or improvements to the Premises or the Building, the inability to obtain an adequate supply of fuel, steam, water, electricity, labor or other supplies or for any other condition beyond Landlord’s reasonable control, including without limitation, any governmental agency conservation program, and Tenant shall not be entitled to any damages nor shall such failure relieve Tenant of the obligations to pay the full rent reserved hereunder or constitute to be construed as a constructive or other eviction of Tenant. If Landlord receives advance notice of any repair, strike, boycott, labor dispute, any other cause beyond the reasonable control of Landlord, improvement or maintenance procedure which will result in the interruption of the water, electrical, heating, ventilation or air conditioning services being provided to the Building and/or the Common Area, Landlord shall give notice thereof to Tenant as soon as reasonably possible. In the event any governmental entity promulgates or revises any statutes, ordinance or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the complex or any part thereof, relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions or the provision of any other utility or service provided with respect to this Lease or in the event Landlord is required or elects to make alterations to the Building or Common Area or portion thereof, in order to comply with such mandatory or voluntary controls or guidelines, Landlord may, in its sole discretion, comply with such mandatory or voluntary controls or guidelines or make such alterations to the Building or Common Area or portion thereof. Such compliance and the making of such alterations shall in no event entitle Tenant to any damages, relieve Tenant of the obligation to pay the full rent reserved hereunder or constitute or be construed as a constructive or other eviction of Tenant. In addition, the cost of such compliance and alterations shall be deemed to be a Cost Savings Capital Improvement as defined in Section 6.10 of this Lease.
     9.4 ADDITIONAL SERVICE EQUIPMENT. Other than the requirements shown in Exhibit G, which are approved, without the prior written consent of Landlord, which Landlord may refuse in its sole discretion, Tenant shall not use any apparatus or device in the Premises using current in excess of 110 volts which will in any way increase the amount of electricity or water usually furnished or supplied for use of the Premises; nor connect any apparatus, machines or device with water pipes or electric current (except through existing electrical outlets in the Premises), for the purpose of using electric current or water. The cost of any separate conduit, wiring or panel requirements and the installation, maintenance and repair thereof shall be paid for by Tenant and Tenant agrees to reimburse Landlord promptly upon demand therefor by Landlord. If the temperature otherwise maintained in any portion of the Premises by the heating, air conditioning or ventilation systems is affected as a result of (i) any lights, machines or equipment (including without limitation, electronic data processing machines) used by Tenant in the Premises; or (ii) the occupancy of the Premises by more than one (1) person per two hundred (200) square feet of rentable area therein; then Landlord shall have the right to install any machinery and equipment which Landlord reasonably deems necessary to restore temperature balance, including without limitation, modifications to the standard air conditioning equipment, and the cost thereof, including the cost of installation and any additional cost of operation and maintenance incurred thereby, shall be paid by Tenant to Landlord upon demand by Landlord.
ARTICLE X.
INSURANCE
     10.1 GENERAL INSURANCE. Tenant shall, at its expense, maintain in effect from and after the Term Commencement Date and continuously thereafter until the Expiration Date, the policies of insurance required under this Article. All policies that Tenant is required to obtain under this Article shall be written on an occurrence basis and shall be issued by companies licensed to do business in California with a general policyholder’s rating of not less than “A” and a financing rating of not less than Class “X,” as rated by the most current available “Bests” Insurance Reports. On or before the Term Commencement Date and prior to Tenant’s entry as permitted under the Construction Rider, Tenant shall furnish Landlord with a certificate of insurance reasonably acceptable to Landlord showing that the policies required pursuant to this Article are in effect and that Landlord shall be notified by the carrier in writing thirty (30) days prior to cancellation, material change, or nonrenewal of such insurance. The policies that Tenant is required to obtain pursuant to this Article shall name Landlord and, upon Landlord’s request, any Landlord’s Lender and property manager, as additional insureds and shall be primary policies, unaffected by any insurance or self-insurance Landlord may have. If Tenant carries any of the insurance required hereunder in the form of a blanket policy, any certificate required hereunder shall make specific reference to the Premises. If Tenant fails to procure and maintain, throughout the Term, the policies of insurance required by this Article, then Tenant shall be solely liable for any loss or cost resulting from such failure, and, in addition, Landlord shall have the rights and remedies specified in Article XVIII hereof.
     10.2 COMMERCIAL GENERAL LIABILITY INSURANCE. Tenant shall obtain and keep in force throughout the Term, a policy or policies of commercial general liability insurance covering the Premises and Tenant’s business (or that of any subtenant, licensee, or concessionaire, if permitted under Article XXI) with combined single limit coverage in amounts not less than Two Million Dollars ($2,000,000) per occurrence and Three Million Dollars ($3,000,000) annual aggregate. All of such insurance shall be primary and noncontributing with any insurance which may be carried by Landlord and shall contain a provision that Landlord, although named as an insured, shall nevertheless be entitled to recover under the policy for any loss, injury, or damage to Landlord, its agents and employees, or the property of such persons by reason of the negligence of Tenant. All such insurance shall specifically insure Tenant’s performance of Tenant’s indemnity obligations under this Lease. The adequacy of the coverage afforded by the liability and property damage insurance shall be subject to review by Landlord from time to time, and, if it appears in such a review that a prudent businessperson in the area operating a similar business to that operated by Tenant on the Premises would increase the limits of its liability insurance, Tenant shall effect such increases within thirty (30) days after receive of notice from Landlord.
     10.3 WORKERS’ COMPENSATION INSURANCE. If the nature of Tenant’s business is such as to place any or all of its employees, contractors, subcontractors or agents under the coverage of local workers’ compensation or similar statutes, Tenant shall keep in force workers’ compensation or similar insurance affording statutory coverage and containing statutory limits. If Landlord is required to obtain workers’ compensation or similar insurance in connection with Landlord’s ownership, operation, or leasing of the Premises or the performance of Landlord’s obligations under the Lease, the cost of any such workers’ compensation or similar insurance shall be an Operating Expense.
     10.4 PROPERTY AND EXTENDED COVERAGE INSURANCE. Tenant shall keep in force an “all risks” property insurance policy, with vandalism and malicious mischief endorsements, covering one hundred percent (100%) of the replacement cost of all Tenant’s Property, with an inflation rider or endorsement attached thereto and, if requested by Landlord or Landlord’s Lender, twelve (12) months’ business interruption insurance rider or endorsement attached thereto.
     10.5 WAIVER OF SUBROGATION. Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby waive any rights each may have against the other on account of any loss or damage occasioned to Landlord or Tenant, their respective property, the Premises or its contents, arising from any risk covered by the insurance required hereunder. The parties each, on behalf of their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, waive any right of subrogation that it may have against

Landlord or Tenant, as the case may be. The foregoing waivers of subrogation shall be operative only so long as available without invalidating either Landlord’s or Tenant’s policy of insurance.
ARTICLE XI.
USE OF PREMISES
     11.1 PERMITTED USE. Subject to all liens, encumbrances and other matters of record, Tenant shall use the Premises solely for the Use of the Premises specified in Section 1.13 hereof from the date possession of the Premises is delivered to Tenant until the Expiration Date. No other use shall be permitted without the prior express written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Notwithstanding the foregoing, Landlord shall have the right, in its sole and absolute discretion, terminate easements, dedications and rights in, on or over the Premises, the Common Area and the Building, without Tenant’s approval, that Landlord deems necessary or desirable. Upon request of Landlord, Tenant shall sign any of the aforementioned documents or any documents reasonably required to effectuate the rights so granted by Landlord, and Tenant’s failure to do so within ten (10) days after Landlord’s written request shall constitute a material default of this Lease by Tenant without the need for further notice to Tenant.
     11.2 COMPLIANCE WITH LAWS; NUISANCE. Tenant shall, at its sole expense and at all times, comply fully with (i) all federal, state and local laws, including all zoning laws and ordinances, and all regulations, codes, requirements, public and private land use restrictions rules and orders, including without limitation Environmental Regulations, as defined below in Section 11.3, and the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., as amended (“ADA”) (individually and collectively, “Regulations”) that apply to the Premises or Tenant’s use or occupancy thereof, including but not limited to the obligation to alter, maintain, repair or restore the Premises in compliance and conformity with all such Regulations, but excluding any non-compliance or non-conformity that existed prior to this Lease, which shall be Landlord’s responsibility, and (ii) any and all requirements and recommendations of any insurance organization or company necessary for the maintenance of reasonable fire and public liability insurance covering the Premises. Tenant shall neither store, use nor sell any article in or about the Premises, nor permit any act, that would cause the premiums for insurance to increase or cause a cancellation of any policy upon the Premises. Tenant shall not occupy, suffer or permit the Premises or any part thereof to be used for any illegal, immoral or dangerous purpose, or in any other way contrary to the law or the rules or regulations of any public authority. Tenant shall not commit, or suffer to be committed, any waste upon the Premises, or any public or private nuisance, or any other act or thing which may disturb the quiet enjoyment of any neighbors of the Premises. Tenant shall not conduct or permit to be conducted any sale by auction in, upon or on the Premises.
     11.3 ENVIRONMENTAL COMPLIANCE. Tenant represents, warrants, and covenants to Landlord that Tenant shall at no time use or permit the Premises to be used in violation of any Regulations, including any Regulations which relate to or govern Hazardous Materials and/or the environmental conditions in, on, under or about the Premises, including, but not limited to, air quality, soil and surface and subsurface water conditions (individually and collectively, “Environmental Regulations”). Tenant shall assume sole and full responsibility for, and shall remedy at its sole cost and expense, all such violations. Tenant shall at no time use, generate, release, store, treat, dispose of, or otherwise deposit, in, on, under or about the Premises, any hazardous or toxic substances, wastes or related materials (“Hazardous Materials”) or permit or allow any third party to do so, without Landlord’s express, prior, written consent and Tenant’s compliance, at Tenant’s sole cost and expense, with all Environmental Regulations. Tenant shall pay or reimburse Landlord for any costs or expenses incurred by Landlord, including reasonable attorneys’, engineers’, consultants’ and other experts’ fees and disbursements incurred or payable to determine, review, approve, consent to or monitor the requirements for compliance with Environmental Regulations. For the purposes of this Section, Hazardous Materials shall include, but not be limited to, asbestos, asbestos-containing matter, and the group of organic compounds known as polychlorinated biphenyls, as well as substances defined as “hazardous substances” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource Conservation Recovery Act of 1976, 42 U.S.C. Section 6901 et seq. (“RCRA”); those substances identified in regulations, orders, and publications adopted pursuant to California Health and Safety Code § 25249.8, as “Chemicals known to Cause Cancer or Reproductive Toxicity;” and those substances defined as “hazardous wastes” in Section 25117 of the California Health and Safety Code and in the regulations adopted and publications promulgated pursuant thereto and any Regulation which now exists or which may be enacted or become effective after the date of this Lease; all as the foregoing may be amended or recodified from time to time. Tenant shall provide Landlord with written notification, immediately upon the discovery or notice or reasonable grounds to suspect, by Tenant, its successors, assigns, licensees, invitees, employees, agents, partners and/or any other third party, that any provision of this Section has not been strictly complied with. It shall be an Event of Default under this Lease, entitling Landlord to exercise any of its rights and remedies under this Lease, if any provision of this Section is not strictly complied with at all times. Landlord’s election to conduct such inspections shall not be construed as approval of Tenant’s use of the Premises or any activities conducted thereon, and shall in no way constitute an assumption by Landlord of any responsibility whatsoever of Tenant’s use of the Premises or Hazardous Materials.
     11.4 LANDLORD’S RIGHT OF ENTRY. Landlord, at reasonable times, upon reasonable notice, may go into the Premises without any liability whatsoever for the purposes of: (i) performing all of Landlord’s obligations under this Lease; (ii) inspecting the Premises; (iii) inspecting the performance by Tenant of the terms and conditions hereof; (iv) showing the Premises to prospective tenants (but only within the last six (6) months of the Term or after a default of this Lease by Tenant), purchasers, or mortgagees; and (v) posting notices for the protection of Landlord on the Premises. Except in the case of an emergency and to perform Landlord’s obligations under the Lease, Landlord shall give Tenant reasonable prior notice of any and all intended entries or inspections pursuant to this Section.

ARTICLE XII.
MAINTENANCE AND REPAIR OF PREMISES
     12.1 TENANT’S MAINTENANCE OBLIGATIONS. Except for Landlord’s repair obligations specifically set forth in Article XV hereof, and Landlord’s obligations set forth in Section 9.1 hereof, from and after the Term Commencement Date, and continuously thereafter until the Expiration Date, Tenant, at Tenant’s sole expense, shall maintain the Premises, Tenant’s Property, Tenant Improvements, and all portions of the Premises in a first-class order and neat, clean and sanitary condition and repair, including any necessary repairs and replacements covered by Tenant’s negligence, to any portion of the Premises except for such repairs as may be required because of the gross negligence or willful misconduct of Landlord. Tenant’s obligations shall include, but not be limited to, the following: (i) painting, redecorating, and renovating the interior of the Premises and Tenant’s Property; (ii) keeping all Tenant’s mechanical and electronic equipment, systems and apparatus free of vibration and noise which may be transmitted beyond the Premises; and (iii) maintaining Tenant’s signs permitted by this Lease in first-class order, condition and repair. If Tenant or its agents, employees, contractors or subcontractors cause any damage to any property surrounding the Premises including, but not limited to, damage to or blockage of the water, sewer, HVAC, or electrical systems, then Tenant shall promptly repair any such damage, or, upon Landlord’s election, reimburse Landlord for the cost of such repair plus an administrative fee equal to ten percent (10%) of the cost of such repair.
     12.2 ANTENNAE/LIGHTS. Tenant shall not erect, construct, place or permit any television, radio, telecommunications or other electronic towers, aerials, antennae, satellite dishes or devices of broadcast or reception or other means of communication on the Premises or Building without Landlord’s prior written consent, which consent may not be unreasonably withheld by Landlord.
     12.3 LANDLORD’S CURE. If Tenant fails to commence any of the Tenant’s obligations listed in Section 12.1 hereof within ten (10) days after receipt of Landlord’s written demand to perform such obligations, or fails to adequately complete the performance of such obligations within a reasonable time after commencement, then Landlord may, but is not obligated to, perform such obligations without liability to Tenant for any loss to Tenant’s stock or business that might arise by reason thereof. Tenant shall reimburse Landlord on demand in an amount equal to the cost incurred by Landlord in the performance of such obligations.
ARTICLE XIII.
ALTERATIONS AND ADDITIONS
     13.1 ALTERATIONS. For all alterations, improvements, repairs or installations of any kind in excess of Ten Thousand Dollars ($10,000), Tenant shall not make (i) any alterations, improvements, additions, or utility installations, including without limit, altering the carpeting, hallway entry doors, floor or window coverings, locks, air lines, power panels, electrical distribution systems, telecommunications lines, antenna, satellite dishes, computer cables, lighting fixtures, space heaters, air conditioning or plumbing in, on, or about the Premises or (ii) any change or alteration to the Premises (individually and collectively, “Alterations”) without

Landlord’s express, prior, written consent. Repairs, alterations or improvements of any kind (except structural) less than Ten Thousand Dollars (10,000), can be made by Tenant without Landlord’s express prior written consent. Landlord reserves the right to disapprove any Alterations, wholly on aesthetic grounds. If Tenant makes or commences any Alterations without the prior written approval of Landlord, Landlord shall have the right to require that Tenant remove any or all of such Alterations at Tenant’s sole expense and shall also have the right to declare Tenant in default and to terminate this Lease. Any Alternations shall at all times comply fully with all applicable federal, state and municipal laws, ordinances, regulations, codes and other governmental requirements now or hereafter in force and Tenant shall, at Tenant’s sole cost and expense, take all necessary actions now or hereafter to ensure such compliance including paying the cost of any alteration or improvement of the Common Area that is required by any such governmental requirement as a result of any Alteration. Alternations shall not include the Tenant Improvements referenced in Exhibit “E.”
     Tenant shall provide Landlord with a written request for approval and proposed, detailed plans for any Alterations that Tenant would like to make, and if not to be designed and constructed by Landlord’s architect and/or contractor, the identity of Tenant’s architect and/or contractor, who shall be subject to Landlord’s approval. Landlord shall have the right to condition its consent upon Tenant’s: (i) obtaining a building permit and complying with all Regulations for the Alterations from appropriate governmental agencies; (ii) furnishing a copy of such building permit and evidence of such compliance to Landlord prior to the commencement of such work; (iii) complying with all the conditions of such building permit and all Regulations; (iv) providing Landlord with plans and specifications for the Alterations for Landlord’s prior written approval; (v) providing Landlord with a copy of the construction contract, construction schedule, trade payment breakdown and list of subcontractors and suppliers for Landlord’s prior written approval; (vi) recording a statutory payment and performance bond issued by a corporate surety acceptable to Landlord and in an amount equal to the construction cost and acceptable to Landlord; (vii) providing Landlord with ten (10) days’ written notice prior to commencing any such work; (viii) paying Landlord an administrative fee in the amount of Four Hundred Dollars ($400), for reviewing such plans; and (ix) requiring any contractors used by Tenant carry a comprehensive liability insurance policy, on a “per-occurrence basis,” covering bodily injury in the amounts of One Million Dollars ($1,000,000) for death or injury to any one person, Five Million Dollars ($5,000,000) for death or injury to more than one person, and One Million Dollars ($1,000,000) for property damage, and (x) removing the Alteration and restoring the Premises at the end of the Lease Term. If Landlord does not inform Tenant in writing of this requirement for restoration at the time of Landlord’s approval of the Alteration, Landlord waives this requirement for the subject Alteration. Notwithstanding the foregoing, Landlord may withhold its consent, if such Alterations would necessitate modifications to the Common Area. Landlord may require proof of such insurance prior to allowing Tenant to commence any Alterations. Landlord’s approval of the plans, specifications and working drawings for any Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency or compliance with all laws, rules and regulations of governmental agencies or authorities. Landlord shall not be liable for any damage, loss, or prejudice suffered or claimed by Tenant, its agents or any other person or entity on account of: (a) the approval or disapproval of any plans, contracts, bonds, contractors, sureties or matters; (b) the construction of any Alterations or performance of any work, whether or not pursuant to approved plans; (c) the improvement of or alteration or modification to any portion of the Premises; or, (d) the enforcement or failure to enforce any of the covenants, conditions and restrictions contained in this Lease. Landlord’s approval of Tenant’s plans, or requirement that Tenant modify Tenant’s plans, shall not be deemed Landlord’s express or implicit covenant or warranty that such plans are safe or comply with any or all Regulations.
     13.2 CONSTRUCTION OF ALTERATIONS. Tenant shall pay when due all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at, on, or for use in the Premises. Tenant shall keep the Building, including the Premises, free and clear of all mechanics’ liens and all other liens. Tenant shall give Landlord immediate written notice of any lien filed against the Building, including the Premises, related to or arising from work performed by or for the Tenant. Tenant shall give Landlord not less than ten (10) days’ prior written notice of the commencement of any Alterations in the Premises, and Landlord shall have the right to post notices of non-responsibility in or upon the Premises as provided by law. If Tenant shall in good faith contest the validity of any such lien, claim or demand, then Tenant, at its sole expense, shall defend, indemnify and hold Tenant and Landlord harmless against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Tenant, Landlord, the Premises or the Building. Upon Landlord’s request, Tenant shall furnish to Landlord a corporate surety bond, in form and content and issued by a corporate surety satisfactory to Landlord, in an amount equal to one and one-half (1-1/2) times the amount of such contested lien, claim or demand, indemnifying Landlord and Tenant from liability for any such lien, claim or demand and holding the Building (including the Premises), free and harmless from and against the effect of any such lien, claim or demand, and causing the release and reconveyance of said lien from the Building. In addition, Landlord shall have the right to require that Tenant pay Landlord’s attorneys’ fees and disbursements, court costs and other costs in defending any such action if Landlord is named as a party to any such action, if the lien encumbers any portion or interest in the Building and/or if Landlord elects to defend any such action or lien. Tenant shall execute and deliver to Landlord a valid notice of completion of any Alterations in accordance with Section 3093 of the California Civil Code, as amended or recodified from time to time (“Tenant’s Certificate of Completion”), in recordable form. Landlord shall have the right to record or cause Tenant to record Tenant’s Certificate of Completion in the Official Records of the County Recorder’s Office of the County of Santa Clara, California.
     13.3 TITLE TO ALTERATIONS. Subject to Section 14.1 hereof, any and all Alterations which may be made in or upon the Premises shall become the property of Landlord and remain upon and be surrendered with the Premises at the expiration of the Term without compensation to Tenant unless Landlord requires that Tenant remove the Alterations pursuant to Section 14.2 hereof.
     13.4 SIGNS. At Tenant’s sole cost and expense, Tenant shall be entitled to receive signage on the monument outside, on the exterior of the Building and one Tenant sign located on the glass surface of the interior lobby wall. If Tenant thereafter desires to change, modify or amend Tenant’s signage, such changes, modifications or amendments shall be subject to Landlord’s approval and shall be made at Tenant’s sole cost and expense and in no event shall be deemed to constitute Landlord’s consent to any transfer of Tenant’s interest, unless such Transfer (as defined in Section 20.1 hereof) complies with the terms and provisions of Article XXI hereof. Tenant shall not place, erect or maintain or cause to be placed, erected or maintained on or to the roof or any exterior door, wall, window or the roof of the Premises or Building, or on or to the glass of any window or door of the Premises or Building, or on or to any sidewalk or other location outside the Premises, or within any window space in the Premises, or within any entrance to the Premises, any sign, marquee (flashing, moving, hanging, handwritten, or otherwise), decal, placard, awning, decoration, flashing, moving or hanging lights, lettering, or any other advertising matter of any kind or description, without first obtaining Landlord’s written consent and provided such complies with all applicable governmental regulations and ordinances and does not violate any recorded restrictions. If Tenant places or causes to be placed or maintained any of the foregoing, Landlord or Landlord’s representative may remove the same at Tenant’s sole cost and expense and without notice or liability and without such removal constituting a breach of this Lease or entitling Tenant to claim damages on account thereof. No illuminated sign located in the interior of the Premises and which is visible from the outside thereof shall be permitted. All signs located in the interior of the Premises shall be in good taste so as not to detract from the general appearance of the Building. Tenant shall repair, at its sole cost and expense, any damage to the Premises or Building caused by the erection, maintenance or removal of any sign, marquee, awning, decoration or other attachment. All window coverings on the Premises visible from outside the Building shall be subject to Landlord’s approval, which may be withheld in Landlord’s sole and absolute discretion.
          Notwithstanding the foregoing, subject to Landlord’s prior written approval, and all governmental regulations, Tenant, at Tenant’s sole cost and expense, may install signage identifying its business name, on an exterior wall of the Building in the front of its Premises, and on the existing monument sign on the Land, provided Tenant, at Tenant’s sole cost and expense, shall be responsible to maintain such sign in a safe and clean condition, shall be responsible for any utility costs for such sign, and prior to the end of the Term of this Lease, shall remove such sign and make any repairs, replacements and refinishing necessary to return the exterior wall of the Building or monument sign in as good a condition as it was when such sign was installed.
ARTICLE XIV.
TENANT’S PROPERTY
     14.1 TENANT’S PROPERTY. All trade fixtures, goods, inventory, merchandise, stock, supplies, decorative light fixtures, and movable equipment owned by Tenant and installed in the Premises at Tenant’s sole cost and which may be removed without material damage to the Premises (“Tenant’s Property”) shall remain the property of Tenant during the Term. Except as provided to the contrary in Section 13.3 hereof, Tenant’s Property shall be removable from time to time and at the expiration of the Term or earlier termination thereof, provided that: (i) Tenant shall not at such time be in default, or with notice or the passage of time or both would be in default, under any term, covenant, condition or provision of this Lease; and (ii) Tenant shall repair any damage to the Premises or Building caused by the removal of Tenant’s Property.
     14.2 SURRENDER OF PREMISES. On the Expiration Date or on the sooner termination of this Lease, Tenant shall peaceably surrender the Premises in accordance with the terms of this Section and in good order, condition and repair, broom-clean, excepting only reasonable wear and tear and fire and other unavoidable casualty which Landlord is required to repair hereunder. Tenant shall remove any telephone, data, and communication cabling and related equipment installed on the Premises by Tenant. The provisions of this Section shall survive termination of this Lease. Notwithstanding any other provision hereof, Tenant shall not remove (unless requested to by Landlord, pursuant to a notice given at the time of the Alteration pursuant to Section 13.1, in which case Tenant shall remove, at Tenant’s sole cost and expense) all or any part of any Alterations involving masonry, poured concrete, hard surface bonded or adhesively affixed flooring, plumbing, switches, transformers, floor covering, wall covering, ceiling material, fixed partitions, and installed lighting equipment (whether or not the same are Tenant’s Property) designated by Landlord. Tenant shall repair any damage to the Premises or Building caused by such removal. If Landlord so elects, such items shall remain upon and be surrendered with the Premises as a part thereof, without disturbance, molestation or injury, and without charge, at the expiration or termination of this Lease and shall then become the property of Landlord. Tenant shall promptly surrender all keys for the Premises and all key-cards to Landlord at the place then fixed for notice to Landlord and shall inform Landlord of the combinations on any locks and safes on the Premises.
     14.3 LANDLORD’S LIEN. Subject to the rights of Tenant, if any, under Section 9102(4) of the California Uniform Commercial Code, as amended or recodified from time to time, Tenant hereby grants to Landlord a security interest in and lien upon Tenant’s Property and the proceeds thereof as security for Tenant’s performance of all the terms, covenants, conditions, provisions and obligations under this Lease. Upon Landlord’s request, Tenant shall execute a Security Agreement, UCC-1 Financing Statement, Continuation Statement, and such other documents as Landlord may reasonably require to evidence, create, protect, perfect and preserve the validity and priority of Landlord’s lien upon and security interest in Tenant’s Property.
ARTICLE XV.
DAMAGE AND DESTRUCTION
     15.1 LANDLORD’S DUTY OF REPAIR. Except as expressly provided herein, Landlord shall not be required to repair the Premises or Building in the event of any total or partial damage or destruction thereof. If the Premises or Building is totally or partially damaged or destroyed by any cause insured against by Landlord under the policy of insurance described in Section 10.4 hereof (property and extended coverage policy) then unless the Lease is terminated pursuant to Section 15.3 hereof, Landlord shall repair such damage to the extent the available insurance proceeds received by Landlord cover the costs of such repair. If the insurance proceeds are insufficient to restore such damage or destruction, Landlord shall have the right to terminate this Lease upon ten (10) days’ written notice to Tenant.
     15.2 REPAIRS BY LANDLORD. If Landlord is required to repair under Section 15.1 above or if Landlord need not repair but nevertheless elects to make such repairs, Landlord shall give written notice to Tenant of Landlord’s decision to repair within thirty (30) days after the determination of the amount of insurance proceeds available for any such restoration. To the extent the policy of insurance described in Section 10.4 hereof provides Landlord with insurance proceeds for rental loss, rent shall be proportionately abated, based upon the extent to which the damage and making of repairs interferes with Tenant’s business, but only to the extent Landlord actually receives such insurance proceeds while repairs are being made. Notwithstanding anything to the contrary contained herein, there shall be no rent abatement if the Premises are unusable due to damage or destruction caused by or related to the fault or negligence of Tenant, or its employees, agents, contractors or subcontractors. Tenant acknowledges that Landlord shall have the right to take any portion of the HVAC system out of service temporarily for the purpose of servicing, repairing, maintaining, removing or replacing any portion of the HVAC system.
     15.3 TERMINATION OF LEASE. Landlord may elect to cancel and terminate this Lease by providing Tenant with written notice of such election after the occurrence of any one of the following conditions: (i) if within thirty (30) days after the damage or destruction, Landlord does not deliver written notice to Tenant of Landlord’s election to restore any damage or destruction to the Premises that cannot be repaired within one hundred eighty (180) days after the occurrence of such damage in the reasonable judgment of Landlord (based upon the time necessary to obtain all governmental approvals and all labor, materials and supplies to make such repairs); (ii) the Premises are damaged from any cause to the extent of at least thirty-three and one-third percent (33-1/3%) of the replacement cost thereof; (iii) the Building is totally destroyed; or, (iv) at the time of any uninsured damage or destruction from any cause to the Premises, the amount of Monthly Rent remaining due hereunder for the balance of the Term is less than Landlord’s reasonable estimate of the cost of repairing such uninsured damage to the Premises. The Lease shall be deemed automatically terminated effective upon the expiration of thirty (30) days after the delivery of the written notice of Landlord’s election to Tenant. If the Lease is so terminated, neither party shall have any further obligation to the other, except for Tenant’s obligation to pay rent and other charges which are accrued and unpaid as of the termination date and other provisions that survive the termination of this Lease. Tenant hereby waives California Civil Code Sections 1932 and 1933, as amended or recodified from time to time.
ARTICLE XVI.
EMINENT DOMAIN
     16.1 TOTAL OR SUBSTANTIAL TAKING. If all of the Premises or Building is taken under the power of Eminent Domain or such a substantial portion thereof is so taken that reasonable restoration will not result in the Premises being reasonably suitable for the conduct of Tenant’s business with adequate parking and access, this Lease shall terminate on the date that Tenant is required to yield possession to the condemning authority, or on the date that the possession of the Premises or the Building or part thereof is taken, whichever is later. The term “Eminent Domain” shall include the exercise of any governmental power of condemnation or taking and any private sale or other transfer in lieu of or under threat of condemnation.
     16.2 PARTIAL TAKING. If there is a partial taking of the Premises or the Building, Landlord, at its sole option, may elect to terminate this Lease or affirm the Lease by delivering written notice to Tenant within thirty (30) days after any such partial taking. If Landlord fails to send any such written notice, this Lease shall terminate on the later of the dates that possession is so taken or that Tenant is required to yield possession to the condemning authority. If Landlord elects to affirm the Lease, then: (i) the Lease shall terminate as to the part taken as of the date of transfer of possession; (ii) Monthly Rent shall be reduced in the same proportion as the square footage of the portion of the Premises taken bears to the square footage of the Premises as specified in Section 1.5 hereof; and, (iii) Landlord shall, at its own cost and expense, make all necessary repairs or alterations to the Premises required to restore the Premises to useful condition. During such repair or restoration, rent shall be abated proportionately as set forth above. Tenant hereby waives any statutory rights of termination which may arise by reason of any taking of the Premises under the power of Eminent Domain.
     16.3 AWARD. Tenant hereby renounces any interest in, and assigns to Landlord, any award made in any Eminent Domain proceeding for any such Eminent Domain, provided that Landlord shall have no interest in or be assigned any award made to Tenant for the taking of Tenant’s Property or for Tenant’s relocation expenses. Tenant hereby specifically waives any right it may have to any compensation award representing the excess of the market value, immediately before the taking, of Tenant’s leasehold interest in the portion of the Premises taken over the rent attributable thereto under the terms of this Lease.
ARTICLE XVII.
INDEMNIFICATION
     From and after the execution hereof, Tenant shall protect, defend, indemnify, and hold Landlord harmless from and against any and all losses, damages (whether actual, punitive or otherwise), liabilities, actions, causes of action (whether legal, equitable or administrative), claims, judgments, costs, and expenses, including attorneys’ fees and disbursements, and court costs which Landlord may suffer or incur as a direct or indirect consequence of: (i) Tenant’s failure to perform any of Tenant’s obligations as and when required by this Lease, including, without limit, any failure, at any time, of any representation or warranty of Tenant to be true and correct, and any failure by Tenant to satisfy any Lease condition; (iii) any claim or cause of action of any kind by any person or entity to the effect that Landlord is in any way responsible or liable for any act or omission by Tenant, its agents, employees, contractors or subcontractors, whether on account of any theory of derivative liability or otherwise; (iv) any act or omission by Tenant, any contractor, subcontractor or material supplier, engineer, architect or other person or entity, except Landlord, with respect to the Premises or the Building; and/or (v) the existence or creation of any Alterations or Tenant Property (whether or not the same has been approved of by Landlord). Tenant shall employ counsel satisfactory to Landlord or, at Landlord’s option, Landlord may retain its own counsel, at the expense of Tenant, to prosecute, negotiate and defend any such claim, action or cause of action. Notwithstanding the foregoing, Tenant shall not be obligated to indemnify Landlord with respect to any willful misconduct or negligence which Landlord is personally determined by the judgment of a court of competent jurisdiction (sustained on appeal, if any) to have committed. Tenant shall pay any indebtedness arising under said indemnity to Landlord immediately upon demand by Landlord together with interest thereon, at the Remedy Rate, from the date such indebtedness arises until paid. Tenant’s duty to indemnify Landlord shall survive the termination or expiration of this Lease.

ARTICLE XVIII.
DEFAULTS AND REMEDIES
     18.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an event of default and a material breach of this Lease on the part of Tenant:
          A. Failure to Make Payment. Tenant’s failure to pay any rent or other sums due hereunder on the date when such payment is due, where such failure continues for five (5) days after Landlord gives Tenant notice that such payment was not received, or Tenant’s failure on three (3) occasions during any twelve (12) month period to timely pay rent on or before the due date as provided for herein (even though subsequently cured).
          B. Failure in Environmental Compliance. Tenant’s breach of, or Tenant’s failure to perform any act necessary to prevent the breach of, any covenant contained in Section 10.3 hereof, or the inaccuracy, incompleteness or untruth of any of Tenant’s representations and warranties contained in Section 10.3 hereof.
          C. Failure to Perform Other Covenants. Tenant’s breach or failure to perform any of Tenant’s other covenants, agreements or obligations hereunder, where such breach or failure continues for thirty (30) days after service of written notice to Tenant to cure any such breach or failure except if a different notice or cure period or no notice or cure period is specified in another provision of this Lease, including but limited to the events of defaults specified in Subsections 18.1(A), 18.1(B) and 18.1(D) hereof.
          D. Bankruptcy Related. The making of a general assignment for the benefit of creditors by Tenant, or the filing of a voluntary or involuntary petition by or against Tenant under the Bankruptcy Reform Act, as amended or recodified from time to time, or any other law relating to bankruptcy, insolvency, or other relief of debtors, or the appointment of a receiver to take possession of all or substantially all of Tenant’s assets or the Premises or the leasehold created by this Lease or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets or the Premises or the leasehold created by this Lease and in the case of an involuntarily filed petition, such petition is not discharged within sixty (60) days after the date of commencement, or Tenant’s failure to generally pay Tenant’s debts as such debts become due.
     18.2 REMEDIES. Upon the occurrence of an event of default by Tenant as set forth in Section 18.1 above, Landlord shall have the following rights and remedies, in addition to any and all other rights and remedies available to Landlord at law or in equity, including without limit those provided under California Civil Code Sections 1951.2 and 1951.4 (Landlord may continue Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has right to sublease or assign, subject only to reasonable limitations), as amended or recodified from time to time:
          A. Terminate Lease. Landlord shall have the right to terminate this Lease and all rights of Tenant hereunder by giving written notice to Tenant. If the Lease is so terminated, then Landlord may recover from Tenant: (i) the worth at the time of award of any unpaid rent that had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned from the time of such termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the actual and consequential damages proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law. As used in Subsections (A)(i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the Remedy Rate. As used in Subsection (A)(iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). All amounts owing under this Subsection which are not paid when due shall bear interest at the Remedy Rate from the date owing until paid and such interest shall be compounded monthly.
          B. Reenter Premises. Landlord shall also have the right, with or without terminating this Lease, to reenter the Premises and to remove all persons and Tenant’s Property from the Premises and store the Tenant’s Property in a public warehouse or elsewhere at the cost of and for the account of Tenant.
          C. Maintain Lease; Relet Premises. Unless Landlord elects to terminate this Lease as provided in Subsection 18.2(A) above, Landlord may from time to time, without terminating this Lease, either recover all rent as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to clean and to make alterations and repairs to the Premises at Tenant’s sole expense.
     If Landlord elects to relet as provided herein, then rent received by Landlord from such reletting shall be applied at Landlord’s option: first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any cost of such reletting (including attorneys’ fees, court costs and brokerage commissions); third, to the payment of the cost of any cleaning, alterations and repairs to the Premises; fourth, to the payment of rent due and unpaid hereunder; and the balance, if any, shall be applied in payment of future rent as the same may become due and payable hereunder. If the portion of such rentals received from such reletting during any month which is applied to the payment of rent under the reletting lease is less than the rent payable during that month by Tenant hereunder, then Tenant shall pay any such deficiency to Landlord immediately upon demand by Landlord. Such deficiency shall be calculated monthly and Tenant shall pay such deficiency monthly. Tenant shall also pay to Landlord, upon Landlord’s demand, the costs and expenses incurred by Landlord in such reletting, including attorneys’ fees, court costs and brokerage commissions and in making any alterations and repairs to the Premises.
     No reentry, acts of maintenance or preservation, efforts to relet, or taking possession of the Premises by Landlord or the appointment of a receiver upon initiative of the Landlord to protect the Landlord’s interest under the Lease shall be construed as an election to terminate this Lease unless an express written notice of such intention is delivered to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting of the

Premises without termination of this Lease by Landlord, Landlord may at any time after such reletting elect to terminate this Lease, in which case, Landlord shall have all the rights and remedies provided by law or equity or this Lease upon termination.
          D. Performance by Landlord. If Tenant breaches or fails to perform any of Tenant’s obligations under this Lease and the breach or failure continues for thirty (30) days (or such shorter time period as may be specified otherwise in this Lease) after Landlord gives Tenant written notice of the breach or failure, Landlord, without thereby waiving or curing such may, but shall not be obligated to, perform any such obligation for the account and at the expense of Tenant. Landlord may also perform any such obligation without notice in case of an emergency.
          E. [INTENTIONALLY DELETED.].
          F. Receiver on Behalf of Landlord. If, at the instance of Landlord in any action arising under this Lease, a receiver shall be appointed to take possession of the Premises or to collect the rents derived therefrom, then the receiver may, if it shall be necessary or convenient in order to collect such rents, conduct the business of Tenant then being carried on in the Premises, and may take possession of any Tenant’s Property and other personal property and records used in Tenant’s business and use the same in conducting such business, without compensation to Tenant for such use. Neither application for nor the appointment of a receiver shall be construed as an election by Landlord to terminate this Lease, unless express written notice of such election is given to Tenant.
          G. Bankruptcy and Insolvency. In the event of the filing or commencement of any proceeding by or against Tenant under the Federal Bankruptcy Code (as the same may be amended or recodified from time to time), the Trustee, Receiver or Tenant, as a debtor in possession, subject to court approval, shall not have the right to assume this Lease or to assign this Lease or to pledge or hypothecate this Lease for security unless and until all of the following conditions are first satisfied: (i) any defaults by Tenant under this Lease are cured or Landlord is provided “adequate assurance” that such defaults will be promptly cured; (ii) Landlord is compensated, or “adequate assurance” is provided to Landlord that Landlord will be promptly compensated, for any actual pecuniary loss to Landlord resulting from any and all defaults by Tenant under the Lease; and (iii) Landlord is provided “adequate assurance” of future performance of all of the covenants, agreements and obligations of Tenant under the terms of this Lease.
     For the purposes of this Subsection, “adequate assurance” of future performance of the terms and provisions of this Lease, shall include adequate assurance: (a) of the source of rent and other consideration due under this Lease, and in the case of an assignment, that the financial condition and operating performance of the proposed assignee and its guarantors, if any, shall be similar to the financial condition and operating performance of the debtor-Tenant as of the Term Commencement Date, as reasonably adjusted for inflation; (b) that assumption or assignment of this Lease is subject to all the provisions of this Lease; and (c) of the performance of any other requirement hereafter imposed by any Regulation or which landlords or courts are hereafter authorized or permitted by law to impose on such an assumption, assignment, pledge or hypothecation.

     In any case under any chapter of the Federal Bankruptcy Code (as the same may be amended or recodified from time to time), the Trustee, Receiver or Tenant, as debtor in possession, shall timely perform all the obligations of the debtor-Tenant arising under this Lease from and after any order for relief until this Lease is assumed or rejected. This paragraph shall not affect the trustee’s or debtor-Tenant’s obligations under any other paragraph of this Subsection, and acceptance of performance under this paragraph by Landlord shall not constitute a waiver or relinquishment of Landlord’s rights under this Lease.
     The failure by the Trustee in any case under any chapter of the Bankruptcy Code to assume or reject this Lease sixty (60) days after the order for relief or within such additional time as the Court, for cause, within such sixty (60) day period shall fix, shall be deemed a rejection, and the Trustee shall immediately surrender the Premises to Landlord. This Lease may not be assumed if it has expired before commencement of any bankruptcy proceeding. The Trustee, Receiver, or Tenant, as a debtor in possession, acting in accordance with the provisions contained in this Subsection, shall not under any circumstances require Landlord to provide services or supplies incidental to this Lease before any assumption of this Lease, unless Landlord shall be compensated under the terms of this Lease for any services and supplies provided under this Lease before such assumption.
     18.3 LATE CHARGES. Landlord and Tenant agree that the fixing of actual damages for Tenant’s breach of any of the provisions of this Lease, including but not limited to the late payment by Tenant to Landlord of rent and other amounts due hereunder, would cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be extremely difficult or impracticable to ascertain. Such costs include but are not limited to accounting, processing, administrative, legal and clerical charges and late charges which may be imposed upon Landlord by the terms of any Deed of Trust covering the Premises. Accordingly, if any installment of rent or any other sum due from Tenant hereunder has not been received by Landlord or Landlord’s agent within five (5) days after such amount was due, Tenant shall pay to Landlord a late charge equal to ten percent (10%) of any such delinquent installment of rent or any other delinquent sum due from Tenant. Landlord and Tenant hereby agree that said late charge represents a fair and reasonable estimate of the cost Landlord would incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall not constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any other rights and remedies provided for in this Lease, at law or in equity. Tenant understands and agrees to the foregoing provisions relating to late charges. If a late charge is payable by Tenant whether or not collected, for three (3) consecutive installments of rent, then the Monthly Rent and Operating Expenses and Real Estate Taxes shall automatically become due and payable to Landlord quarterly in advance, notwithstanding any other provision of this Lease to the contrary.
     18.4 INTEREST ON PAST DUE OBLIGATIONS. Any and all amounts not paid to Landlord when due, including but not limited to rent, late charges and interest shall bear interest, compounded monthly from the date due until paid at Bank of America’s or its successor’s “Prime Rate” plus three percent (3%) per annum (“Remedy Rate”). Bank of America’s or its successor’s “Prime Rate” is a base rate of interest that is announced from time to time within Bank of America for those obligations making reference thereto. Payment of such interest shall not excuse or cure any default by Tenant under this Lease and shall not affect any rights and remedies provided to Landlord in this Lease or at law or in equity, all of which shall be cumulative.

     18.5 WAIVER OF REDEMPTION. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise. The rights given to Landlord herein are in addition to any rights that may be given to Landlord by any statute or otherwise.
     18.6 LANDLORD’S DEFAULT. Landlord shall in no event be charged with default in the performance of any of its obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably necessary to correct any such failure) after receipt of written notice by Landlord from Tenant properly specifying which obligations Landlord has failed to perform. It is expressly understood and agreed that any money judgment against Landlord resulting from any default or other claim arising under this Lease shall be satisfied only out of the rents, issues, profits and other income (“income”) actually received from the Premises. No other real, personal or mixed property of Landlord, wherever situated, shall be subject to levy on any such judgment obtained against Landlord. If such income is insufficient for the payment of such judgment, Tenant shall not institute any further action, suit, claim or demand, in law or in equity, against Landlord for or on the account of such deficiency. Tenant hereby waives, to the fullest extent waivable under law, any right to satisfy said money judgment against Landlord except from income received by Landlord from the Premises during the Term hereof.
     18.7 LANDLORD’S RIGHT TO PERFORM. Upon Tenant’s failure to perform any obligation to Tenant hereunder, including, without limitation, payment of Tenant’s insurance premiums and charges of contractors who have supplied materials or labor to the Premises, Landlord shall have the right to perform such obligations of Tenant on behalf of Tenant and/or to make payment on behalf of Tenant to such parties. Tenant shall reimburse Landlord the reasonable cost of Landlord’s performing such obligations on Tenant’s behalf, including, without limitation, reimbursement of any amounts that may be expended by Landlord and Landlord’s reasonable attorneys’ fees, plus interest from the date of any expenditure of sums at the Remedy Rate.
     18.8 [INTENTIONALLY DELETED.].
ARTICLE XIX.
SUBORDINATION AND ATTORNMENT
     19.1 SUBORDINATION. At Landlord’s option, this Lease is and shall be subordinate to any ground lease, mortgage, deed of trust and/or any other hypothecation or security document and advances and obligations thereunder now or hereafter placed upon the Land or the Building, and any renewals, modifications, consolidations, replacements, and extensions thereof (individually and collectively, “Deed of Trust”), provided Tenant’s right to quiet possession under this Lease shall not be disturbed so long as Tenant is not in default, or with notice or passage of time or both would not be in default, under the terms, covenants, conditions and provisions of this Lease. Such subordination shall be effective upon notice from Landlord to Tenant without any further act of Tenant. Upon the request of Landlord, Tenant shall, from time to time, execute and deliver any documents or instruments that may be required by Landlord or the mortgagee, beneficiary, ground lessor or lender (“Landlord’s Lender”) under any such Deed of Trust, to effectuate any subordination, provided that any such Landlord’s Lender agrees not to disturb Tenant’s right to quiet possession under this Lease so long as Tenant is not in default, or with notice or passage of time or both would not be in default, under the terms, covenants, conditions and provisions of this Lease. If Tenant fails to execute and deliver any such documents or instruments, Tenant irrevocably constitutes and appoints Landlord as Tenant’s special attorney-in-fact, coupled with an interest, to execute and deliver any such documents or instruments. If Landlord’s Lender elects to have this Lease prior to the lien of its Deed of Trust, and gives written notice to Tenant of such election, this Lease shall be deemed prior to such Deed of Trust regardless of the respective dates of execution, delivery and recordation of this Lease and any such Deed of Trust.
     19.2 ATTORNMENT. Tenant hereby attorns to and shall recognize the Landlord’s Lender as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that Landlord may require to evidence such attornment. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact, coupled with an interest, to execute, acknowledge and deliver the instrument of attornment on behalf of Tenant.
     19.3 ESTOPPEL CERTIFICATE. Upon the request of the Landlord, Tenant at any time and from time to time shall execute, acknowledge, and deliver to Landlord, no later than ten (10) days after Landlord’s request therefor, an estoppel certificate (“Estoppel Certificate”) in a form reasonably requested by Landlord or Landlord’s Lender. The Estoppel Certificate may be conclusively relied upon by a prospective lender, purchaser, or encumbrancer of Landlord’s interest in the Premises. Failure to deliver the Estoppel Certificate within ten (10) days of such request shall be conclusive upon Tenant that: (i) this Lease is in full force and effect; (ii) there are no uncured defaults in Landlord’s or Tenant’s performance; (iii) not more than one month’s Monthly Rent and Additional Rent have been paid in advance; and, (iv) the Security Deposit is in an amount equal to that specified in Section 1.14 hereof. Tenant hereby irrevocably appoints Landlord as its attorney-in-fact, which agency is coupled with an interest, to execute any such Estoppel Certificate upon Tenant’s failure to do so within such ten (10) day period.
     19.4 RIGHTS OF LANDLORD’S LENDER AND LANDLORD’S PURCHASER. If any Landlord’s Lender or any purchaser of Landlord’s interest in the Building or Land (“Landlord’s Purchaser”) requires a modification of this Lease at any time, Tenant shall, at Landlord’s request, promptly execute and deliver to Landlord instruments effecting the modifications that the Landlord’s Lender or Landlord’s Purchaser reasonably requires, provided that such modifications do not increase the rent, reduce the size of the Premises or otherwise adversely affect in any material respect any of Tenant’s rights under this Lease. If Landlord’s Lender or Landlord’s Purchaser has given prior written notice to Tenant that it is the Landlord’s Lender or Landlord’s Purchaser and such notice includes the address at which notices to such Landlord’s Lender or Landlord’s Purchaser are to be sent, then Tenant shall give Landlord’s Lender or Landlord’s Purchaser, as the case may be, written notice simultaneously with any notice given to Landlord to correct any failure of Landlord to perform any of Landlord’s obligations. Landlord’s Lender and Landlord’s Purchaser shall have the right after receipt of said written notice to correct or remedy such failure within a reasonable period of time.

     19.5 LIMITATION OF LIABILITY. Whenever Landlord (or any successor landlord) conveys its interest in the Land or Building, Landlord (or any successor landlord) shall be automatically released from the further performance of covenants on the part of Landlord herein contained, and from any and all further liability, obligations, costs and expenses, demands, causes of action, claims or judgments arising from or growing out of, or connected with this Lease accruing on and after the effective date of said conveyance. If requested, Tenant shall execute a form of release and such other documentation as may be required to further effect the provisions of this Section. In the event of such a conveyance, the covenants and agreements of Landlord shall thereafter be binding upon the transferee of Landlord’s interest.
ARTICLE XX.
FORCE MAJEURE
     If either party hereto shall be delayed in or prevented from the performance of any act required hereunder by reason of acts of God, labor troubles, inability to procure materials, restrictive Regulations, inclement weather, acts of the public enemy, riot, insurrection, boycotts, strikes or such other causes without fault and beyond the control of the party obligated (financial inability excepted), performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay; provided, however, nothing in this Section shall delay the Rent Commencement Date or excuse Tenant from the prompt payment of any rent or other charge required of Tenant hereunder, except as may be expressly provided elsewhere in this Lease.
ARTICLE XXI.
ASSIGNMENT AND SUBLETTING
     21.1 LANDLORD’S CONSENT. Tenant shall not voluntarily, involuntarily or by operation of law assign, transfer, mortgage, sublet, hypothecate or otherwise transfer or encumber (individually or collectively, “Transfer”) all or any part of Tenant’s interest in this Lease or in the Premises, without first obtaining Landlord’s express written consent, which consent shall not be unreasonably withheld. No consent to any Transfer shall constitute a waiver of the provisions of this Section. If Tenant is a partnership, a withdrawal or change, voluntary, involuntary, or by operation of law, of any partner, or the dissolution of the partnership, shall be deemed a Transfer requiring Landlord’s consent. If Tenant consists of more than one person or entity, a purported assignment, voluntary, involuntary, or by operation of law, from one person to the other shall be deemed a Transfer requiring Landlord’s consent. If Tenant is a corporation, any dissolution, merger, consolidation, or other reorganization of Tenant, or the sale or other transfer of any of the capital stock of Tenant or the value of the assets of Tenant, shall not be deemed a Transfer requiring Landlord’s consent. Landlord and Tenant agree (by way of example and without limitation) that it shall be reasonable for Landlord to withhold its consent to a Transfer if any of the following situations exist or may exist: (i) the proposed Transferee’s (as defined below) use of the Premises conflicts with the “use of Premises” as set forth in Section 1.13 or, regardless of any conflict, is of a type or nature that would have a negative effect on the reputation or value of the Building; (ii) in Landlord’s reasonable business judgment, the proposed Transferee lacks sufficient business reputation or experience to operate a successful business of the type and quality permitted under this Lease; (iii) Tenant is in default pursuant to this Lease; (iv) in Landlord’s reasonable business judgment, the present net worth of the proposed Transferee is less than the greater of Tenant’s net worth as of the date of this Lease or Tenant’s net worth at the date of Tenant’s request for consent; (v) the proposed Transferee has been involved in bona fide negotiations with Landlord for space in the Building within the preceding twelve (12) months; (vi) the rent for the sublease or assignment is less than the fair market value for comparable space at the time of such sublease or assignment, as determined by Landlord; (vii) the sublease or assignment will result in more than two (2) occupants per floor within the Premises, including Tenant and all subtenants; (viii) the Premises are not regular in shape with appropriate means of ingress and egress and suitable for normal renting purposes; and/or (ix) the proposed subtenant or assignee is either a government (or subdivision or agency thereof) or an occupant of the Building.
     Any attempted or purported Transfer without Landlord’s prior written consent shall be void and of no force or effect, and shall not confer any estate or benefit on anyone. A consent to one (1) Transfer by Landlord shall not be deemed to be a consent to any subsequent Transfer to any other party.
     21.2 NOTICE OF TRANSFER. Tenant shall give Landlord at least fifteen (15) days’ prior written notice of any requested Transfer and of the proposed terms of such Transfer (“Transfer Notice”), including but not limited to: (i) the name and legal composition of the proposed assignee, sublessee, encumbrancer or transferee (“Transferee”); (ii) the proposed Transferee’s financial statement(s) for the prior three (3) years, prepared in accordance with generally accepted accounting principles consistently applied; (iii) the portion of the Premises Tenant proposes to Transfer (including square footage and location); (iv) such other information as Landlord may reasonably require; and, (v) the nature of the proposed Transferee’s business to be carried on in the Premises and shall, in addition, pay Landlord One Thousand Dollars ($1,000) as reimbursement for Landlord’s attorneys’ fees and administrative costs in reviewing the terms of the proposed Transfer. The foregoing terms shall be in sufficient detail to enable Landlord to evaluate the proposed Transfer and the prospective Transferee. Within fifteen (15) days after receipt of the Transfer Notice, Landlord shall either approve or disapprove of such Transfer; provided, however, that Landlord shall be deemed to have disapproved the Transfer Notice if Landlord has not sent Tenant written notice of Landlord’s approval within such thirty (30) day period. Tenant shall immediately notify Landlord of any modification to the proposed terms of such Transfer. Tenant shall also provide to Landlord copies of the fully executed documents pertaining to the Transfer after the Transfer has become effective.
     21.3 LANDLORD’S RIGHTS. Landlord shall have the right to condition Landlord’s consent to any Transfer upon Tenant’s and the Transferee’s executing a written assumption agreement, in a form approved by Landlord. The assumption agreement shall require the Transferee to expressly assume all obligations of Tenant under this Lease and shall require Tenant and Transferee to be and remain jointly and severally liable for the performance of all conditions, covenants, and obligations under this Lease from the effective date of the Transfer of Tenant’s interest in this Lease. Regardless of Landlord’s consent to any Transfer, no Transfer shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any Transferee shall not be deemed to be a waiver by Landlord of any provision of this Article.

These rights are in addition to Landlord’s right to withhold its consent to any Transfer, and may be exercised by Landlord in its sole discretion without limiting Landlord in the exercise of any other right or remedy at law or in equity which Landlord may have by reason of such Transfer. In the event of default by any Transferee, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said Transferee. Tenant expressly agrees that the provisions of this Article XXI are not unreasonable standards or conditions for purposes of Section 1951.4(b)(2) of the California Civil Code, as amended or recodified from time to time.
     If Landlord consents to the assignment or sublease, Landlord shall be entitled to receive as additional Rent hereunder an amount equal to fifty percent (50%) of the amount (if any) by which the total value of (x) any consideration paid by the Transferee for the assignment or sublease and, in the case of a sublease, the excess of the rent and other consideration payable by the subtenant over the amount of Base Rent and Additional Rent payable hereunder applicable to the subleased space, exceeds (y) the reasonable direct, out of pocket costs (such as, but not necessarily limited to, reasonable brokerage commissions, tenant improvement costs, attorneys’ fees, and other cash concessions as may be typical, reasonable and appropriate under then prevailing market conditions) actually and necessarily paid by Tenant to third parties not affiliated with Tenant to procure the assignment or sublease.
ARTICLE XXII.
NOTICES
     All notices, information, requests or replies (“Notice”) required or permitted to be given hereunder shall be given in writing and shall be given or served personally or by depositing the same in the United States mail, express or certified, postage prepaid, return receipt requested or with a nationally-recognized overnight courier service that guarantees next business day delivery, addressed to the addresses of Tenant and Landlord specified as “Addresses for Notices and Reports” in Section 1.16, or at such other place as either Landlord or Tenant may, from time to time designate in a written notice by registered or certified mail given to the other. Notice shall be deemed sufficiently served upon receipt or refusal if receipt is refused.
ARTICLE XXIII.
AUTHORITY
     If Tenant is a corporation, trust, or general or limited partnership, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said entity. If Tenant is a corporation, trust or partnership, Tenant shall, simultaneously with execution of this Lease, deliver to Landlord written evidence of such authority satisfactory to Landlord.

ARTICLE XXIV.
QUIET ENJOYMENT
     Tenant, upon keeping, observing and performing all of the covenants and agreements of this Lease on its part to be kept, observed, and performed, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term of this Lease.
ARTICLE XXV.
[INTENTIONALLY DELETED]
ARTICLE XXVI.
[INTENTIONALLY DELETED]
ARTICLE XXVII.
INTERPRETATION AND APPLICATION
     27.1 GOVERNING LAW. This Lease shall be construed in accordance with and governed by the statutes, decisions, and other laws of the State of California. Tenant hereby consents to the personal jurisdiction of any State or federal court located in the county in which the Premises are located and the service of process by any means authorized by any such State or federal court.
     27.2 COMPLETE AGREEMENT. This Lease contains all terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises. No prior agreements or understanding pertaining to the same shall be valid or of any force or effect. Both Landlord and Tenant acknowledge and agree that this Lease was extensively negotiated by both parties hereto, and that this Lease shall not be construed against either Landlord or Tenant.
     27.3 AMENDMENT. This Lease may not be amended, altered or modified in any way except in writing signed by the parties hereto.
     27.4 NO PARTNERSHIP. It is agreed that nothing contained in this Lease shall be deemed or construed as creating a partnership or joint venture between Landlord and Tenant or between Landlord and any other party, or cause Landlord to be responsible in any way for the debts or obligations of Tenant or any other party.
     27.5 NO MERGER. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work as a merger, but shall, at the option of Landlord, either terminate all or any existing subleases or subtenancies, or operate as an assignment to Landlord of any or all such subleases or subtenancies.

     27.6 SEVERABILITY. If any provision of this Lease or application thereof to any person or circumstances shall to any extent be invalid, the remainder of this Lease (including the application of such provision to persons or circumstances other than those to which it is held invalid) shall not be affected thereby, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.
     27.7 CAPTIONS. The captions of the Articles and Sections hereof are for convenience only and are not a part of this Lease and do not in any way limit or amplify the terms and provisions of this Lease.
     27.8 WORDS. The words “Landlord” and “Tenant,” as used herein, shall include the plural as well as the singular. Words used in the neuter gender include the masculine and feminine. If there is more than one Tenant, the obligations imposed upon Tenant hereunder shall be joint and several.
     27.9 EXHIBITS. Exhibits “A,” “B,” “C,” “D,” “E,” “F” and “G” and all other exhibits, if any, and any addendums, schedules or riders attached to this Lease are incorporated herein by this reference and made a part hereof, and any reference in the body of the Lease or in the exhibits, addendums, schedules, or riders to the “Lease” shall mean this Lease, together with all exhibits, addendums, schedules and riders.
     27.10 NO THIRD PARTY BENEFICIARIES. This Lease is entered into by Landlord and Tenant for the sole benefit of Landlord and Tenant. There are no third party beneficiaries to this Lease.
ARTICLE XXVIII.
[INTENTIONALLY DELETED]
ARTICLE XXIX.
MISCELLANEOUS
     29.1 TIME. Time is of the essence hereof.
     29.2 SUCCESSORS. Subject to the restrictions on Transfer contained in Article XXI hereof, all the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the heirs, executors, administrators, transferees, successors and assigns of the parties hereto.
     29.3 RECORDATION. Tenant shall not record this Lease or any memorandum hereof. Landlord has the right in its absolute discretion to record this Lease or a memorandum hereof, and, upon Landlord’s request, Tenant shall execute and have acknowledged the same for recordation, and shall pay all required documentary transfer taxes in connection therewith.

     29.4 NO RECOURSE. The obligations of the Landlord under this Lease shall be without recourse to of any partner, officer, trustee, beneficiary, shareholder, director, unitholder or employee of Landlord or to any of their assets. The sole recourse of Tenant for any obligation of the Landlord under this Lease shall be limited to the income and profits from the Premises during the Term hereof.
     29.5 BROKER. Except for the broker specified in Section 1.15 of this Lease, if any, Landlord and Tenant represent and warrant to each other that it has not retained the services of any other broker or real estate licensee and owes no other person or entity any finder’s or broker’s fee, commission or payment of any kind whatsoever. Landlord and Tenant shall defend, indemnify and hold the other harmless from and against any and all claims, demands, costs, expenses or liabilities related to or connected with any broker’s or finder’s fee, commission or payment of any kind asserted by any person or entity except for the broker specified in Section 1.15 of this Lease.
     29.6 [INTENTIONALLY DELETED.].
     29.7 NO LIGHT, AIR OR VIEW EASEMENT. No diminution or shutting off of light, air, or view by any structure which may be erected on property near or adjacent to the Premises or Building shall in any way affect this Lease or impose any liability upon Landlord.
     29.8 ATTORNEYS’ FEES. If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party; or otherwise upon the breach or default of another party, or if any judicial remedy is necessary to enforce or interpret any provision of this Lease or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys’ fees and costs, which shall consist of the fees and costs for services rendered by counsel, the fees and costs for services of experts, and all other costs and expenses incurred in connection with the action, including those costs and expenses recoverable as allowable costs of suit under the applicable state or federal statute and those attorney fees and costs incurred executing upon or appealing any judgment, as well as all other expenses incurred during the course of the action. Any award of damages following judicial remedy as a result of the breach of this Lease or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law. Landlord and Tenant covenant and agree that Landlord and Tenant intend by this Article to compensate for attorneys’ fees actually incurred by the prevailing party at such attorneys’ then normal hourly rates and that this Article shall constitute an instruction to the court that such rate or rates shall be deemed reasonable.
     29.9 WAIVER. No waiver of any Event of Default or breach of any covenant by either party hereunder shall be implied from any omission by either party to take action on account of such default if such default persists or is repeated. Landlord’s acceptance of any payment of rent which is less than that required to be paid by Tenant shall be deemed to have been received only on account of the obligation for which it is paid and shall not be deemed an accord and satisfaction, notwithstanding any provisions to the contrary asserted by Tenant, written on any check or contained in any transmittal letter. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term or covenant hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent, and

Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease. An express waiver must be in writing and signed by a person with the power to contractually bind Tenant or Landlord. An express waiver shall affect only the default specified in the waiver, and only for the time and to the extent expressly stated. Waivers by either party of any covenant, term, or condition contained herein shall not be construed as a waiver of any subsequent breach of the same covenant, term, or condition.
     29.10 [INTENTIONALLY DELETED.].
     29.11 SUBMISSION OF LEASE. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for leasing the Premises. This document shall become effective and binding only upon execution and delivery hereof by Landlord. No act or omission of any employee or agent of Landlord or of Landlord’s broker or managing agent shall alter, change, or modify any of the provisions hereof.
     LANDLORD AND TENANT HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES.
     IN WITNESS WHEREOF, the parties hereto have executed this Lease or, as the case may be, have caused their officers thereunto duly authorized to execute this Lease, in duplicate, the day and year first above written.

“LANDLORD”

OAKMEAD PARKWAY PROPERTIES PARTNERSHIP, a California general partnership

By:

Donald H. Mac Millan, as trustee of the 1986 Trust amended and restated Trust Agreement dated January 25, 2007, Managing Partner

“TENANT”

MELLANOX TECHNOLOGIES, INC., a California corporation

By:

Name:	MICHAEL GRAY
Its:	CHIEF FINANCIAL OFFICER

By:

Name:	MATTHEW GLOSS
Its:	V.P. of LEGAL AFFAIRS

EXHIBIT “A”
(Land Description)
     Exhibit “A” to Lease by and between Oakmead Parkway Properties Partnership, a California general partnership, as Landlord, and Mellanox Technologies, Inc., a California corporation, as Tenant, dated as of August 1, 2008.
     The Land is legally described as follows:
     All that certain real property situated in the City of Sunnyvale, County of Santa Clara, State of California, described as follows:
ALL OF PARCEL 2, as shown upon the Parcel Map entitled, “Parcel Map, being all of Parcel A, as shown on the Parcel Map recorded in Book 353 of Maps, at page 14, Santa Clara County Records”, filed for record in the office of the Recorder of the County of Santa Clara, State of California, on July 27, 1977 in Book 401 of Maps, at page 8.
     EXCEPTING FROM THE ABOVE DESCRIBED PARCEL, that portion of said property lying below a depth of 500 feet, measured vertically from the contour of the surface thereof, as reserved in the Deed Southern Pacific Realco, a partnership, recorded March 2, 1973 in Book 0260 at page 419 of Official Records of Santa Clara County provided however, that said Grantor, its successors and assigns, shall not have the right for any and all purposes to enter upon, into or through the surface or that portion of said property lying above 500 feet, measured vertically from the contour of the surface of said property.
Exhibit “A”
(Page 1 of 1)

EXHIBIT “B”
(Site Plan and Floor Plan)
     The site plan and floor plan comprising this Exhibit B, marked to show the Premises, is attached hereto.
Exhibit “B”
(Page 1 of 1)

EXHIBIT “C”
(Acknowledgment of Term Commencement)
     Exhibit “C” to Lease by and between Oakmead Parkway Properties Partnership, a California general partnership, as Landlord, and Mellanox Technologies, Inc., a California Corporation, as Tenant, dated as of September ___, 2008.
ACKNOWLEDGMENT OF TERM COMMENCEMENT
     This Acknowledgment of Term commencement is made as of ___ 20___, by Oakmead Parkway Properties Partnership, a California general partnership (“Landlord”), and ___, a ___ (“Tenant”), who agree to and acknowledge the following matters:
     1. Landlord and Tenant have entered into a lease dated as of ___, 20___(“Lease”), covering the Premises located at ___, as more particularly described in the Lease.
     2. All terms defined in the Lease shall have the same meaning when used in this Acknowledgment of Term Commencement.
     3. The Term Commencement Date is ___, 20___, and the Expiration Date of the Lease is ___, 20___.
     IN WITNESS WHEREOF, Landlord and Tenant have executed this Acknowledgment of Term Commencement as of the day and year first above written.

“TENANT”

MELLANOX TECHNOLOGIES, INC., A California corporation

By:

Name:

Its:

By:

Name:

Its:

“LANDLORD”

OAKMEAD PARKWAY PROPERTIES PARTNERSHIP, a California general partnership

By:

Donald H. Mac Millan, as trustee of the 1986 Trust amended and restated Trust Agreement dated January 25, 2007, Managing Partner

Exhibit “C”
(Page 1 of 1)

EXHIBIT “D”
(OPTION TO EXTEND TERM)
          Tenant is given the option to extend the Term of this Lease for one (1) additional term of sixty (60) months (an “extended term”) following expiration of the initial Term, by giving written Notice of exercise of the option (“option notice”) to the Landlord at least six (6) months but not more than one (1) year before the expiration of the Term provided, however, that if Tenant is in default on the date of giving the option notice, the option notice shall be totally ineffective, or if Tenant is in default on the date the extended term is to commence, the extended term shall not commence and this Lease shall expire at the end of the initial Term. Tenant’s option to extend the Term under this Exhibit E is personal to Tenant and shall automatically terminate upon any “Transfer” of this Lease requiring Landlord’s Consent, as defined in Section 14.9, or if the use of the Premises is changed from that set forth in Section 5.1. The same terms and conditions as applied during the initial Term of this Lease shall apply to the extended term except that (i) the Monthly Base Rent for the extended term shall be the fair market rental rate to be determined by the parties as specified below, and (ii) there shall be no further right or option to extend.
          Provided Tenant has exercised the option to extend the Term in the manner set forth above, the Parties shall mutually choose an objective third party to determine ninety five percent (95%) of the fair market rental rate for the Premises during the extended term. Tenant shall have ten (10) days from receipt of this determination to accept, reject or make a different offer of said Monthly Base Rent in writing. Unless Tenant accepts this determination, the parties shall make good faith efforts to negotiate the new Monthly Base Rent. If Tenant does not accept the third party determination and the parties are unable to agree upon a new Monthly Base Rent within twenty (20) days after said ten (10) day period the Lease shall expire at the original expiration date of the initial Term. If Tenant accepts the third party determination in writing within such ten (10) day period, or the parties otherwise agree within said 20-day period, then the parties shall immediately execute an amendment to the Lease stating the Monthly Base Rent for the extended term. Tenant shall have no other right to extend the Term beyond the extended term.
Exhibit “D”

EXHIBIT E
ATTACHED TO AND FORMING A PART OF
OFFICE SPACE LEASE
DATED AS OF SEPTEMBER 30, 2008, BETWEEN
OAKMEAD PARKWAY PROPERTIES PARTNERSHIP,
a California general partnership,
AS LANDLORD,
AND
MELLANOX TECHNOLOGIES, INC.,
a California corporation,
AS TENANT
(the “LEASE”)
CONSTRUCTION RIDER
          This Construction Rider shall set forth the terms and conditions relating to the construction of the tenant improvements in the Premises. This Construction Rider is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All capitalized terms used but not defined herein shall have the meanings given such terms in the Lease. All references in this Construction Rider to Articles or Sections of “the Lease” shall mean the relevant portion of the Office Space Lease to which this Construction Rider is attached as Exhibit E and of which this Construction Rider forms a part, and all references in this Construction Rider to Sections of “this Construction Rider” shall mean the relevant portion of this Construction Rider.
SECTION 1
LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES
     1.1 Base Building as Constructed by Landlord. Landlord is familiar with the base building work (the “Base Building”) and the plans and specifications for the Base Building (the “Plans”).
     1.2 Landlord Work. Landlord shall, at Landlord’s sole cost and expense, as provided below, cause the construction and installation of the following Tenant Improvements for the Premises (collectively, the “Landlord Work”), which Landlord Work shall be installed or constructed consistent with the Plans, and shall, unless otherwise indicated, be installed and constructed in compliance with, and only to the extent required by, applicable building code (the “Code”).
SECTION 2
TENANT IMPROVEMENTS
     2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount Six Hundred Thirty Eight Thousand Seventy Five Dollars ($638,075.00), for the costs relating to the initial design and construction of Tenant’s improvements, including the Landlord Work, which are permanently affixed to the Premises (the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Construction Rider in a total amount which exceeds the Tenant Improvement Allowance and any portion of the Tenant Improvement Allowance remaining after construction of the Tenant Improvements shall belong to Landlord. All Tenant Improvements, whether paid for by Landlord or Tenant, shall become a part of the Premises, shall be the property of Landlord and, subject to the provisions of the Lease, shall be surrendered by Tenant with the Premises, without any compensation to Tenant, at the expiration or termination of the Lease, in accordance with the provisions of the Lease.
Exhibit “E”

     2.2 Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Construction Rider, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process) only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):
          2.2.1 Payment of the fees of the “Space Planner”, “Architect” and the “Engineers”, as those terms are defined in Section 3.1 of this Construction Rider, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings”, as that term is defined in Section 3.1 of this Construction Rider, but shall not include any Landlord supervision or Landlord administrative fees associated with Tenant’s Improvements;
          2.2.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
          2.2.3 The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, hoisting and trash removal costs, and contractors’ fees and general conditions;
          2.2.4 The cost of any changes in the Base Building work or the Landlord Work when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
          2.2.5 The cost of any changes to the Construction Drawings, Tenant Improvements or Landlord’s Work required by Code;
          2.2.6 Sales and use taxes and Title 24 fees;
          2.2.7 The cost of the Landlord Work; and
          2.2.8 All other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.
SECTION 3
CONSTRUCTION DRAWINGS
     3.1 Selection of Space Planner/Architect/Construction Drawings. Landlord’s space planner (the “Space Planner”), shall define Tenant’s space requirements. Such Space Planner shall prepare the “Final Space Plan”, as that term is defined in Section 3.2 below. Landlord’s architect (the “Architect”) shall prepare the “Construction Drawings” (as such term is defined in this Section 3.1 below), which Construction Drawings shall be prepared based on the Final Space Plan. Landlord may retain engineering consultants (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises, which work is not part of the Base Building or Landlord Work. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings”. Landlord’s review of the Final Space Plan, as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s approval of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.
     3.2 Final Space Plan. Tenant and the Space Planner shall prepare the final space for Tenant Improvements in the Premises, shall receive preliminary plan check approval for the same from the City of Sunnyvale (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan and proof of receipt of preliminary plan check approval to Landlord for Landlord’s approval.
     3.3 Non-Standard Improvement Package Items. Tenant shall provide Landlord, for Landlord’s approval, details and information with complete specifications to allow Landlord to prepare a “Partial Cost Proposal”,
Exhibit “E”

as that term is defined below in Section 4.2 of this Construction Rider, for all materials, components, finishes, equipment, and improvements which are not part of Landlord’s Work.
     3.4 Final Working Drawings. Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work, to obtain all applicable permits, and to subsequently construct the work (collectively, the “Final Working Drawings”).
     3.5 Permits.
          3.5.1 Permits. After the approval of the Final Working Drawings by Landlord (the “Approved Working Drawings”), Landlord shall cause the Architect to submit same to the City of Sunnyvale for all applicable building permits necessary to allow Contractor to commence and fully complete the construction of the Tenant Improvements (the “Permits”). Tenant shall use its best efforts and all due diligence to cooperate with Architect, the Engineers, Landlord and “Contractor”, as that term is defined in Section 4.1, below, to do all acts necessary, including cooperation in the preparation of shop drawings, if necessary, to obtain the Permits.
          3.5.2 Other Terms. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings, if such change would directly or indirectly delay the Substantial Completion of the Premises.
     3.6 Time Deadlines. Tenant shall use its best, good faith efforts and all due diligence to cooperate with Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process, and with Contractor for approval of the Final Costs (as defined in Section 4.2.1 below) as soon as possible after the execution of the Lease.
SECTION 4
CONSTRUCTION OF THE TENANT IMPROVEMENTS
     4.1 Contractor. Landlord’s contractor (“Contractor”) shall construct the Tenant Improvements.
     4.2 Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred in connection with the construction of the Tenant Improvements (the “Cost Proposal”). Landlord shall obtain from Contractor construction costs (plus) basis on approved Tenant specification for the Tenant Improvements work, including change orders. Landlord and Tenant shall work together in good faith in an attempt to agree upon a mutually acceptable Cost Proposal as soon as reasonably possible. Landlord anticipates that Contractor shall arrange plumbing, HVAC, electrical and fire control on a design/build basis, and that the remainder of the work shall be put to bid to at least three (3) qualified subcontractors. Notwithstanding the foregoing, portions of the cost of the Tenant Improvements may be delivered to Tenant as such portions of the Tenant Improvements are priced by Contractor (on an individual item-by-item or trade-by-trade basis), even before the Approved Working Drawings are completed (the “Partial Cost Proposal”) for purposes of facilitating the early purchase of items and construction of the same. Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same, or, as to a Partial Cost Proposal within two (2) business days of receipt of the same, and upon receipt of the same by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal or Partial Cost Proposal, as the case may be, and to commence the construction relating to such items. The date by which Tenant must approve and deliver the Cost Proposal or the last Partial Cost Proposal to Landlord, as the case may be, shall be known hereafter as the “Cost Proposal Delivery Date”. The total of all Partial Cost Proposals, if any, shall be known as the Cost Proposal.
     4.3 Construction of Tenant Improvements by Landlord’s Contractor under the Supervision of Landlord.
Exhibit “E”

          4.3.1 Over-Allowance Amount. Within thirty (30) days after delivery of the Premises by Landlord to Tenant as provided below, Tenant shall deliver to Landlord cash in an amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Tenant Improvement Allowance. In the event that, after the Cost Proposal Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs, shall be added to the Cost Proposal for determining any Over-Allowance Amount.
          4.3.2 Landlord’s Retainment of Contractor. Landlord shall independently retain Contractor to construct the Tenant Improvements in accordance with the Approved Working Drawings and the Cost Proposal.
          4.3.3 Contractor’s Warranties and Guaranties. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements. Such warranties and guaranties of Contractor shall guarantee that the Tenant Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof, and Contractor shall be responsible for the replacement or repair, without additional charge, of the Tenant Improvements that shall become defective within one (1) year after Substantial Completion of the Premises. The correction of such work shall include, without additional charge, all additional expenses and damages in connection with such removal or replacement of all or any part of the Tenant Improvements.
          4.3.4 Tenant’s Covenants. Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of Space Planner with respect to the Premises.
     4.4 Substantial Completion. The Tenant Improvements shall be deemed to be “Substantially Completed” when they have been completed in accordance with the Final Working Drawings except for finishing details, minor omissions, decorations and mechanical adjustments of the type normally found on an architectural “punch list” but not before the date, when the City of Sunnyvale issues a Certificate of Occupancy for the Premises (or if no such certificates are issued by the City, then upon a signoff by the City of the permit card for the Tenant Improvements). (The definition of Substantially Completed shall also define the terms “Substantial Completion” and “Substantially Complete.”) Following Substantial Completion of the Tenant Improvements and before Tenant takes possession of the Premises, Landlord and Tenant shall inspect the Premises and jointly prepare a “punch list” of agreed items of construction remaining to be completed. Landlord shall complete the items set forth in the punch list as soon as reasonably possible. Tenant shall cooperate with and accommodate Landlord and its workers in completing the items on the punch list. After Substantial Completion and upon Tenant’s request, Landlord shall deliver to Tenant with a copy of the final plans for the Tenant Improvement work.
     4.5 Delivery of Premises. Upon Substantial Completion of the Tenant Improvements, Landlord shall deliver possession of the Premises to Tenant. If Landlord has not Substantially Completed the Tenant Improvements and tendered possession of the Premises to Tenant on or before the Term Commencement Date specified in the Lease, or if Landlord is unable for any other reason to deliver possession of the Premises to Tenant on or before such date, neither Landlord nor its representatives shall be liable to Tenant for any damages resulting from the delay in completing such construction obligations and/or delivering possession to Tenant and the Lease shall remain in full force and effect unless and until it is terminated under the express provisions of this Section. If any delays in Substantially Completing the Tenant Improvements are attributable to Tenant Delays (as defined in Section 5 of this Construction Rider), then the Premises shall be deemed to have been Substantially Completed and delivered to Tenant on the date on which Landlord could have Substantially Completed the Premises and tendered the Premises to Tenant but for such Tenant Delays. If Tenant fails to perform any of Tenant’s obligations under this Construction Rider within the time periods specified herein, Landlord may, in lieu of terminating the Lease under the foregoing provisions, treat such failure of performance as an Event of Default under the Lease.
Exhibit “E”

SECTION 5
COMPLETION OF THE TENANT IMPROVEMENTS
LEASE COMMENCEMENT DATE
          Tenant shall be responsible for, and shall pay Landlord, any and all costs and expenses incurred by Landlord as a result of a delay in the Substantial Completion of the Premises or in the occurrence of any of the other conditions precedent to the Commencement Date, due to:
     5.1 [Intentionally omitted.];
     5.2 Tenant’s failure to timely approve any matter requiring Tenant’s approval;
     5.3 A breach by Tenant of the terms of this Construction Rider or the Lease;
     5.4 Changes in any of the Construction Drawings after disapproval of the same by Landlord or because the same do not comply with Code or other applicable laws;
     5.5 Tenant’s request for changes in the Approved Working Drawings;
     5.6 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time, or which are different from, or not included in Landlord’s Work;
     5.7 Changes to the Base Building or Landlord Work required by the Approved Working Drawings; or
     5.8 Any other acts or omissions of Tenant, or its agents, or employees.
     (Each of the foregoing events is referred to as a “Tenant Delay.”)
SECTION 6
MISCELLANEOUS
     6.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with Contractor’s work in the Building and the Premises, Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Premises (but if such access is to be prior to the issuance of the Certificate of Occupancy (or other governmental signoff for the Tenant Improvements if such certificates are not issued) for the Tenant Improvements, then such access shall be only as allowed by the City of Sunnyvale) for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry, and Tenant shall provide evidence reasonably satisfactory to Landlord that Tenant’s insurance, as described in Article X, Insurance of the Lease, shall be in effect as of the time of such entry. Such permission may be revoked at any time upon twenty-four (24) hours’ notice, and Tenant and its representatives shall not interfere with Landlord or Contractor in completing the Tenant Improvements. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.
     6.2 [[INTENTIONALLY DELETED.].]
     6.3 Tenant’s Representative. Tenant has designated Michael Gray and LeeAnn Kennedy Stewart as its only representatives with respect to the matters set forth in this Construction Rider, either of who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of Tenant as required in this Construction Rider.
Exhibit “E”

     6.4 Landlord’s Representative. Landlord has designated Donald H. Mac Millan and David Mac Millan as its representative with respect to the matters set forth in this Construction Rider, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as required in this Construction Rider.
     6.5 Time of the Essence in this Construction Rider. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved and delivered by Tenant and the next succeeding time period shall commence.
     6.6 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default as described in Section 18.1 of this Lease, or a default by Tenant under this Construction Rider, has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5.3 of this Construction Rider), and (ii) all other obligations of Landlord under the terms of this Construction Rider shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.
          IN WITNESS WHEREOF, Landlord and Tenant have entered into this Construction Rider concurrently with the Lease.

“LANDLORD”

OAKMEAD PARKWAY PROPERTIES PARTNERSHIP, a California general partnership

By:

Donald H. Mac Millan, as trustee of the 1986 Trust amended and restated Trust Agreement dated January 25, 2007, Managing Partner

“TENANT”

MELLANOX TECHNOLOGIES, INC., a California corporation

By:

Name:	MICHAEL GRAY
Its:	CHIEF FINANCIAL OFFICER

By:

Name:	MATTHEW GLOSS
Its:	V.P. of LEGAL AFFAIRS

Exhibit “E”

EXHIBIT “F”
(Rules And Regulations)
1.	No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord.
2.	If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, Tenant shall immediately discontinue such use. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.
3.	Tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, elevators, escalators, or stairways of the Building. The halls, passages, exits, entrances, shopping malls, elevators, escalators and stairways are not open to the general public. Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Building and its tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. No tenant and no employee or invitee of any tenant shall go upon the roof of the Building.
4.	The directory of the Building will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.
5.	All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord, and except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage to any Tenant’s property by the janitor or any other employee or any other person.
6.	Landlord will furnish Tenant, at Tenant’s cost (unless such cost is paid from any tenant improvement allowance, if applicable, available to Tenant by Landlord), with two keys to each exterior door lock in the Premises. Landlord may make a reasonable charge for any additional keys. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.
Exhibit “F”

7.	If Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, and comply with, Landlord’s instructions in their installation.
8.	Any freight elevator shall be available for use by all tenants in the Building, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord.
9.	Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant. Tenant shall require all persons employed by Tenant to move equipment or other articles in or out of the Building or Premises (collectively, “movers”) to, prior to commencing any moving, furnish Landlord with original certificates of insurance evidencing that such movers carry (i) workers compensation insurance in such amounts as may be required by law; (ii) commercial general liability insurance (including owned and non-owned automobile liability), on an occurrence basis, with limits of no less than $2,000,000 per occurrence and no less than $3,000,000 in the annual aggregate; and (iii) employers liability insurance with limits of at lease $1,000,000. All such liability policies shall (i) name Landlord and its managing agent as additional insureds; (ii) be primary to and non-contributory with any insurance policies carried by Landlord or such managing agent; and (iii) contain contractual liability and cross-liability endorsements in favor of Landlord and such managing agent.
10.	Tenant shall not use or keep in the Premises any kerosene, gasoline or other inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals.
11.	Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord.
Exhibit “F”

12.	Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from adjusting controls. Tenant shall keep corridor doors closed, and shall close window coverings at the end of each business day.
13.	Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building.
14.	Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.
15.	Tenant shall close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.
16.	Tenant shall not obtain for use on the Premises food, beverage, towel, car washing or detailing or other similar services or accept barbering, boot blacking or car washing or detailing service upon the Premises, except at such hours and under such regulations as may be fixed by Landlord.
17.	The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.
18.	Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant shall not make any room-to-room solicitation of business or activity other than that specifically provided for in the Tenants Lease.
19.	Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.
20.	Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the
Exhibit “F”

Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.
21.	Tenant shall not install, maintain or operate upon the Premises any vending machine without the written consent of Landlord.
22.	Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building are prohibited, and each tenant shall cooperate to prevent same.
23.	Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.
24.	Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage disposal shall be made in accordance with the directions issued from time to time by Landlord.
25.	The Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging or for manufacturing of any kind, nor shall the Premises be used for any improper, immoral or objectionable purpose. No cooking shall be done or permitted by any tenant on the premises except that use by Tenant of Underwriters’ Laboratory-approved equipment for brewing coffee, tea, hot chocolate, and similar beverages shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.
26.	Tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring vehicles or bicycles of any kind into the Building.
27.	Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.
28.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any other governmental agency.
29.	Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premise closed.
30.	The requirements of Tenant will be attended to only upon appropriate application to the office of the Building by an authorized individual: Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under specific instruction by Landlord.
Exhibit “F”

31.	Tenant shall not park its vehicles in any parking areas designated by the Landlord as areas for parking by visitors to the Building. Tenant shall not leave vehicles in the Building parking areas overnight nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four wheeled trucks.
32.	Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a continuous waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.
33.	These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.
34.	Landlord reserves the right to make such other reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and for any additional rules and regulations which are adopted.
35.	Tenant shall be responsible for the observance of all foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.
36.	Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.
37.	PARKING RULES:
a.	Parking areas shall be used only for parking by vehicles no longer than full size, passenger automobiles herein called “Permitted Size Vehicles.” Vehicles other than Permitted Size Vehicles are herein referred to as “Oversized Vehicles.”

b.	Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities.

c.	Parking stickers or identification devices shall be the property of Landlord and be returned to Landlord by the holder thereof upon termination of the holder’s parking privileges. Tenant will pay such replacement charge as is reasonably established by Landlord for the loss of such devices.
Exhibit “F”

d.	Landlord reserves the right to refuse the sale of monthly identification devices to any person or entity that willfully refuses to comply with the applicable rules, regulations, laws and/or agreements.

e.	Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking.

f.	Unless otherwise instructed, every person using the parking area is required to park and lock his own vehicle. Landlord will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.

g.	Validation, if established, will be permissible only by such method or methods as Landlord and/its licensee may establish at rates generally applicable to visitor parking.

h.	The maintenance, washing, waxing or cleaning of vehicles in the parking structure or Common Areas is prohibited.

i.	Tenant shall be responsible for seeing that all of its employees, agents and invitees comply with the applicable parking rules, regulations, laws and agreements.

j.	Landlord reserves the right to modify these rules and/or adopt such other reasonable and non-discriminatory rules and regulations as it may deem necessary for the proper operation of the parking area.

k.	Such parking use as is herein provided is intended merely as a license only and no bailment is intended or shall be created thereby.
Exhibit “F”